UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2017

NOTICE AND PROXY STATEMENT

April 10, 2017

Dear Stockholder:

I cordially invite you to attend our 2017 Annual Meeting of Stockholders on May 23, 2017. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet or by toll-free telephone call. If you received a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

We look forward to seeing you on May 23, 2017 and urge you to vote as soon as possible.

Sincerely,

Todd S. Nelson President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON MAY 23, 2017

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 23, 2017

Place:	Career Education Corporation
231 North Martingale Road
Schaumburg, Illinois 60173

To the Stockholders of Career Education Corporation:

We will hold our 2017 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect eight directors of Career Education Corporation;

(2)	To approve, by a non-binding advisory vote, executive compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)	To recommend, by a non-binding advisory vote, the frequency of holding future advisory votes to approve executive compensation paid by Career Education Corporation to its named executive officers;

(4)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2017; and

(5)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 27, 2017, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson LLC, our proxy solicitation firm, toll-free at (866) 431-2094 if you have any questions regarding voting.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Schaumburg, Illinois

April 10, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 23, 2017

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT

Career Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

INFORMATION ABOUT VOTING AND THE MEETING

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding its 2017 Annual Meeting of Stockholders on May 23, 2017. You have received these materials in connection with the 2017 Annual Meeting.

You are invited to attend the 2017 Annual Meeting of Stockholders on May 23, 2017, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2017 Annual Meeting and vote in person, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870.

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we provide our stockholders with the choice of accessing the 2017 Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our stockholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning on or about April 10, 2017.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 27, 2017 (the “Record Date”), are entitled to vote at the 2017 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 68,759,152 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2017 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2017 Annual Meeting. All electronic devices will need to be turned off during the 2017 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company provides the proxy materials directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the proxy materials and that stockholder of record’s voting instructions to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by following the instructions provided.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2017 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Deputy General Counsel—Corporate and Assistant Corporate Secretary.

You may appoint these individuals by voting your shares by Internet or by toll-free telephone call, as described below. If you receive a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

Giving us your Internet or telephone vote (or signed proxy card or voting instruction form) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2017 Annual Meeting according to the voting directions you provide through the Internet or telephone voting procedures (or on the proxy card or voting instruction form).

You may vote for or against all, some or none of our director candidates. You may also provide your (a) advisory vote for or against approval of compensation paid by us to our named executive officers, commonly referred to as a “Say-on-Pay” proposal, (b) advisory vote regarding the frequency of future advisory votes to approve compensation paid by us to our named executive officers, and (c) vote for or against the ratification of the selection of our independent registered public accounting firm. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise through the Internet or telephone voting procedures (or on your proxy card or voting instruction form), you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2017 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or you can vote by proxy as follows:

By Internet:    The website for Internet voting is listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Internet voting allows you to confirm that your instructions have been followed.

By telephone:    Use the toll-free number listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By mail (if you receive a paper copy of the Proxy Statement):    Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

Internet and telephone voting procedures use a control number that appears on your Notice Regarding the Availability of Proxy Materials (or on your proxy card if you receive a paper copy of the Proxy Statement) to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by Internet or telephone, you do not need to sign and return the proxy card.

Each Internet or telephone vote and each executed and returned proxy card will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

Please contact our proxy solicitation firm, Georgeson LLC, toll-free at (866) 431-2094 if you have any questions regarding voting.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials and instructions from your stockbroker, bank or other firm that you must follow in order to have your shares voted.

You will not be able to vote in person at the 2017 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2017 Annual Meeting.

Stockholders are advised to provide their voting instructions promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2017 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2017 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2017 Annual Meeting will tabulate the votes cast by proxy and in person at the 2017 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2017 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the non-binding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR ONE YEAR for the non-binding advisory vote to recommend the frequency of holding future advisory votes to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2017.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2017 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and broker non-votes have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a non-binding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2017 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Advisory Vote on Frequency of Advisory Vote on Executive Compensation:    Generally, approval of any matter presented to stockholders requires the favorable vote of a majority of the shares of common stock present in person or by proxy. However, because this vote is advisory and non-binding, if none of the frequency options (every one, two or three years) receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit our financial statements for 2017 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2017 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Grant Thornton LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

As provided by law, the advisory vote to approve executive compensation is non-binding. The Board will review and consider the results of the vote when determining executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2017 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2017 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	attend the 2017 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2017 Annual Meeting. If any other item or matter does properly come before the 2017 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the SEC.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2017 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2017 Annual Meeting during ordinary business hours commencing May 12, 2017, and continuing through the date of the 2017 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wish to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may contact our Investor Relations support team at the Alpha IR Group at (312) 445-2870 or may write to us at Investor Relations, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

CEC’s Annual Report on Form 10-K for the year ended December 31, 2016, containing financial and other information pertaining to CEC, is being made available to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of the Board of Directors are:

Dennis H. Chookaszian	Kenda B. Gonzales	Patrick W. Gross
Gregory L. Jackson	Thomas B. Lally	Todd S. Nelson
Leslie T. Thornton	Richard D. Wang

The Board of Directors met 10 times in 2016. Each incumbent director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member. Ms. Gonzales was appointed to the Board on October 24, 2016.

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2017 Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2016 Annual Meeting of the Company’s stockholders attended that meeting except for one director who was not standing for reelection and one director who was ill.

Corporate Governance Guidelines and Ethics Codes

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer and principal financial and accounting officers.

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arm’s length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; and that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official. Employees are also prohibited under the Conflicts of Interest Policy from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, copartner, board member or in any other individual or representative capacity, in the conduct or management of, or owning any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company’s General Counsel (or the Chairperson of the Audit Committee, in the case of directors serving on the Board of Directors). However, this prohibition does not apply to ownership of (1) up to 1% of the equity interests of any privately or publicly held company, or (2) any publicly traded mutual fund or similar investment in which the covered person does not have direct control over the companies included in the fund.

These Codes are available on our website at www.careered.com under the caption “Investor Relations.” Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes relating to any director, executive officer or senior financial officer. Only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Any waiver approved by the Audit Committee or the Board will be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and NASDAQ.

Board Leadership Structure and Role in Risk Oversight

The Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation. Thomas Lally has served as Chairman of the Board since October 26, 2015. In 2015 through 2017, the Board affirmatively determined that Mr. Lally was an “independent director” under the NASDAQ listing standards.

The Corporate Governance Guidelines provide that in the event the same individual serves as both the Chairman of the Board and Chief Executive Officer, the non-employee directors of the Board of Directors will designate a non-employee director to serve as the Lead Director. The responsibilities of a Lead Director are to preside at all meetings of the Board at which the Chairman of the Board is not present, including serving as the chairperson of the Board’s executive sessions of non-employee directors; serve as liaison between the Chief Executive Officer and non-employee directors; consult with, and provide input to, the Chairman of the Board regarding the agenda for Board meetings and meeting schedules; and otherwise perform duties as may be delegated by the Board to assist the Board in fulfilling its responsibilities. In addition, the Lead Director has the authority to call meetings of the non-employee directors and is responsible for conducting exit interviews with resigning executive officers and such other persons as the Board deems necessary or appropriate.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function. In 2007, the Company’s Risk Committee was established. Currently, the Chief Executive Officer serves as the Chair of the Company’s Risk Committee, and the other members of the Company’s Risk Committee include the following Company officers: Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Internal Auditor, Senior Vice President—Tax, Risk and Real Estate, Senior Vice President—American InterContinental University, Senior Vice President—Colorado Technical University, Senior Vice President—Transitional Group, Chief Information Officer and Chief Human Resources Officer. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports quarterly to the Audit Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Compliance Committee and Nominating and Governance Committee, each composed entirely of directors who are “independent,” as defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each Committee reports to the full

Board of Directors regarding carrying out the Committee responsibilities set forth in its charter. In 2016, the Audit Committee held ten meetings, the Compensation Committee held eight meetings, the Compliance Committee held five meetings, and the Nominating and Governance Committee held five meetings.

The Board determines the Committee assignments annually following the election of directors at the Annual Meeting of Stockholders and at other times as circumstances warrant, in each case upon the recommendation of the Nominating and Governance Committee. The current Committee assignments of the non-employee directors are shown in the following table:

Director	Audit	Compensation	Compliance	Nominating and Governance
Dennis H. Chookaszian	X (Chairperson)			X
Kenda B. Gonzales (1)	X
Patrick W. Gross		X (Chairperson)	X
Gregory L. Jackson		X	X	X (Chairperson)
Thomas B. Lally (2)
Leslie T. Thornton	X		X (Chairperson)
Richard D. Wang	X	X		X

(1)	Ms. Gonzales was appointed to the Board and the Audit Committee on October 24, 2016.

(2)	Mr. Lally was appointed Chairman of the Board on October 26, 2015.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian and Ms. Gonzales qualify as an audit committee financial expert under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•	Establishes and reviews the overall compensation philosophy of the Company.

•

Reviews the corporate goals and objectives relevant to Chief Executive Officer compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; and recommends to the full Board the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviews and approves the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer.

•	Administers the Company’s incentive compensation plans.

•

Approves and evaluates all compensation plans, policies and programs as they affect the executive officers, except for broad-based welfare, retirement and other benefit plans, policies and programs applicable to employees generally (the responsibility for which has been delegated to the Company’s Employee Benefits Committee).

See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “—Report of the Compensation Committee of the Board of Directors” below.

The Compensation Committee is composed solely of directors who meet all of the independence standards for compensation committee members as set forth in the Exchange Act and NASDAQ listing standards. After reviewing any relationships the Compensation Committee members have with CEC that might affect their independence from CEC, the Board of Directors has determined that all current members of the Compensation Committee are “independent” as that concept is defined by Rule 10C-1 under the Exchange Act and as defined in the NASDAQ listing standards.

Delegation of Authority.    The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

Pursuant to the Career Education Corporation 2016 Incentive Compensation Plan (the “2016 Plan”) and guidelines and procedures adopted thereunder, the Compensation Committee has delegated authority to our President and Chief Executive Officer to make equity awards to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 50,000 shares or a total value of $100,000.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of four senior executives who fulfill the roles of Chief Financial Officer, Chief Human Resources Officer, General Counsel and Senior Vice President of Tax and Risk Management. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officers and Management.    The Chief Human Resources Officer, Chief Financial Officer and General Counsel generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Compensation Committee with information such as each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer generally attends the meetings of the Compensation Committee (except for its executive sessions without management present) and submits recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers, which he does in consultation with the Chief Human Resources Officer.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest.    As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained

Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters. FW Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Compensation Committee on compensation trends and practices; prepare competitive market reviews on executive compensation levels; provide analyses and data compilations regarding executive compensation; and advise on executive pay recommendations for our executive officers.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2016, FW Cook did not provide any services to the Company beyond its role as independent consultant to the Committee. The Compensation Committee determined that the work of FW Cook as compensation consultant to the Committee does not raise any conflict of interest.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies and advises the Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters. In particular, the Compliance Committee is responsible for reviewing significant compliance risk areas and the steps the Company’s corporate compliance department has taken to monitor, control and report compliance risk exposures. The Compliance Committee’s area of responsibility also includes monitoring the effectiveness of, and recommending improvements to, the Company’s compliance program and reviewing the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters. Further, the Compliance Committee is responsible for monitoring compliance with the Company’s codes of conduct and ethics, reporting compliance issues that may have significant financial implications for the Company that may be relevant to matters which the Audit Committee considers under its purview and monitoring procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; reviews the size and structure of the Board, including the independence of the directors; recommends the structure and membership of other Board Committees to the Board of Directors; and monitors and identifies best practices in corporate governance and recommends, as may be required or otherwise appropriate, corporate governance principles to the Board. The Nominating and Governance Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors, in consideration of the director compensation goals included in the Corporate Governance Guidelines, and oversees the evaluation of the Board and each Board Committee, including through coordinating annual Board self-assessments and evaluations.

Director Selection Process

Director Independence

Our Corporate Governance Guidelines and Nominating and Governance charter require that at least two-thirds of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Sixth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Nominating and Governance Committee used the services of a search firm in 2016 in connection with the search for future director candidates, which resulted in the addition of Ms. Gonzales to the Board. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Other Information—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need for the Board. In addition, while the Nominating and Governance Committee does not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees or directors, the Nominating and Governance Committee considers factors such as diversity when evaluating directors and director candidates, with diversity being broadly understood by the Nominating and Governance Committee to mean a variety of backgrounds, qualifications and personal characteristics. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, internet and digital media, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Board Committee meetings.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

We operate in a highly regulated industry, which has significant impacts on our business and creates risks and uncertainties. In recent years, there has been substantial and increasing focus by various members of the U.S. Congress and federal agencies, including the Department of Education, the Consumer Financial Protection Bureau and the Federal Trade Commission, on the role that for-profit educational institutions play in higher education. Over the past several years, we have pursued a transformation strategy aimed at reducing the complexity of operations, improving regulatory compliance and focusing our attention on our University Group institutions. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies in “Items to be Voted On—Proposal 1: Election of Directors” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs and operates in a highly regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two universities—American InterContinental University (“AIU”) and Colorado Technical University (“CTU”)—provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Directors with experience in strategic planning help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our institutions; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual business plan and longer-term strategic plan. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Digital Business and Information Technology.    The Company delivers online education through its online programs and campuses and has implemented, across many of its institutions, the use of sophisticated adaptive learning technologies. The Company continues to invest in its methods for delivering online education, as it seeks to differentiate its institutions and brands through its information technology architecture. Directors with experience working with information technology-intensive businesses assist the Board in overseeing the Company’s information system initiatives, including the development of online programs, and understanding the strengths and risks related to the Company’s online programs and technology infrastructure.

Cyber Security.    In the course of its business, the Company collects and stores sensitive data, including proprietary information and personally identifiable information of our students, employees, and business partners in our data centers and on our networks. The continued occurrence of high-profile data breaches generally provides evidence of the serious threats to information security and, in this regard, the Company’s networks are vulnerable to unauthorized access and security threats. Directors with experience in cyber security assist the Board in developing strategies and processes for protecting against and, in the event our networks become compromised, responding to and remediating information security breaches.

Board Skills Matrix.    The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Items to be Voted On—Proposal 1: Election of Directors” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Board of Directors
Required Expertise	Dennis Chookaszian	Kenda Gonzales	Patrick Gross	Gregory Jackson	Thomas Lally	Todd Nelson	Leslie Thornton	Richard Wang
Educational Services and Related Legal and Regulatory Experience		x		x		x	x
Strategic Planning and Growth Initiatives	x	x	x	x	x	x		x
Investment Management and Other Financial Expertise	x	x	x	x	x			x
Marketing	x		x
Governance	x		x		x		x
Digital Business and Information Technology	x		x
Cyber Security	x		x				x

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

As discussed above, the Company’s Conflicts of Interest Policy, which is included in the Company’s Code of Business Conduct and Ethics, sets forth what business conduct, interests or arrangements of its employees may be improper, and what employees must do to bring any opportunity covered by the Conflicts of Interest Policy to the attention of the Company. See “Corporate Governance Guidelines and Ethics Codes” above for further description of this policy.

In accordance with the Nominating and Governance Committee charter, the Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees. The Nominating and Governance Committee performs this review at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates of which a director or nominee is an employee, director, or trustee.

Based on these reviews, there have been no related-party transactions which would require disclosure in this Proxy Statement, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company did, however, engage AlixPartners, a business advisory firm which specializes in turnarounds and restructurings, to perform consulting services in 2015. These services were in addition to the agreement for the provision of interim management services entered into with AP Services, LLC, an affiliate of AlixPartners, pursuant to which David Rawden served as the Company’s Interim Chief Financial Officer from April 1, 2015 to March 31, 2016. Mr. Rawden was not an executive officer of the Company at the time these additional consulting services were being arranged.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com, under the captions “Investor Relations-Corporate Governance” for any changes in this process.

DIRECTOR COMPENSATION

For 2016, each non-employee director other than the Chairman of the Board received an annual retainer of $75,000 and the non-employee Chairman of the Board received an annual retainer of $125,000, payable in quarterly installments. In addition, each non-employee director who serves as a Board Committee chairperson also receives an additional annual retainer of $15,000, payable in quarterly installments. An individual meeting fee of $1,500 is paid to the non-employee directors, including a non-employee Chairman of the Board with respect to meetings of the full Board, for each Board and Committee meeting commencing with the 18th such Board or 18th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees of the Board on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 18 or more meetings during the calendar year, or (2) equity awards (described below).

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities, including attendance at one director education program each year. We do not believe the reimbursement of expenses related to attendance at such director education programs to be perquisites as directors are expected to attend such programs, which are integrally and directly related to their service as directors.

In addition, under the director compensation program, each non-employee director received an annual grant of stock options under the 2016 Plan on the date of our 2016 Annual Meeting of Stockholders, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. For the 2016-2017 director term, each non-employee director was granted options to purchase 21,129 shares of common stock at an exercise price equal to the closing price of the common stock on NASDAQ on the date of the 2016 Annual Meeting of Stockholders. The stock options granted to each non-employee director vest on June 14, 2017, subject to continued Board service through the 2017 Annual Meeting of Stockholders.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Todd Nelson, our President and Chief Executive Officer, is an employee director and therefore does not receive any additional compensation as a member of the Board. The compensation of Mr. Nelson as President and Chief Executive Officer for 2016 and prior periods is addressed under the headings “Compensation Discussion and Analysis” and “Compensation Tables.”

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our non-employee directors for the year ended December 31, 2016 is shown in the table below.

2016 Director Compensation

Name	Fees Earned in Cash	Stock Awards(1)	Option Awards(1)	Total
Dennis H. Chookaszian (2)	$90,000	$—	$85,777	$175,777
Kenda B. Gonzales (3)	$14,178	$—	$45,300	$59,478
Patrick W. Gross (4)	$90,000	$—	$85,777	$175,777
Gregory L. Jackson (5)	$90,000	$—	$85,777	$175,777
Thomas B. Lally (6)	$125,000	$—	$85,777	$210,777
Leslie T. Thornton (7)	$90,000	$—	$85,777	$175,777
Richard D. Wang (8)	$75,000	$—	$85,777	$160,777
Ronald D. McCray (9)	$18,750	$58,086	$—	$76,836

(1)	Amounts were calculated as the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions used in the valuation of our equity awards. Amounts for Mr. McCray represent the incremental fair value, calculated in accordance with FASB ASC Topic 718, of awards modified in May 2016 to permit vesting of 9,746 deferred stock units in connection with Mr. McCray’s departure from the Board after three years of service, including as Chairman of the Board and interim Chief Executive Officer for portions thereof.

(2)	Chairperson of the Audit Committee. As of December 31, 2016, Mr. Chookaszian held options to purchase 191,793 shares of Company common stock and 14,619 deferred stock units.

(3)	Ms. Gonzales was appointed to the Board on October 24, 2016. As of December 31, 2016, Ms. Gonzales held options to purchase 9,308 shares of Company common stock.

(4)	Chairperson of the Compensation Committee. As of December 31, 2016, Mr. Gross held options to purchase 191,793 shares of Company common stock and 14,619 deferred stock units.

(5)	Chairperson of the Nominating and Governance Committee. As of December 31, 2016, Mr. Jackson held options to purchase 167,793 shares of Company common stock and 14,619 deferred stock units.

(6)	Chairman of the Board. As of December 31, 2016, Mr. Lally held options to purchase 191,793 shares of Company common stock and 14,619 deferred stock units.

(7)	Chairperson of the Compliance Committee. As of December 31, 2016, Ms. Thornton held options to purchase 191,793 shares of Company common stock and 14,619 deferred stock units.

(8)	As of December 31, 2016, Mr. Wang held options to purchase 47,793 shares of Company common stock and 2,928 deferred stock units.

(9)	Mr. McCray did not stand for reelection at the 2016 Annual Meeting of Stockholders. As of December 31, 2016, Mr. McCray did not hold any options to purchase shares of Company common stock.

Stock Ownership Guidelines

The Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted new stock ownership guidelines, effective as of June 2, 2014, that apply to our executive officers and non-employee directors. Under the stock ownership guidelines adopted in 2014, the non-employee director ownership target is set at five times the base cash annual retainer for non-employee directors (excluding any additional retainer amounts for Committee or Chairperson service). There is no specific period of time under the guidelines by which non-employee directors are required to achieve their ownership target; however, the Board expects each non-employee director to make continuous progress toward his or her ownership target and retain at least 75% of the “net shares” from equity awards received until such director’s ownership target has been achieved. As of the date of this Proxy Statement, each of the non-employee directors has complied with the terms of the Stock Ownership Guidelines adopted in 2014; however, none of such directors has achieved such director’s applicable stock ownership target. See “Compensation Discussion and Analysis—VIII. Corporate Governance—Stock Ownership Guidelines” for further information regarding these stock ownership guidelines.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Set forth below is a table identifying our executive officers at March 27, 2017 and their biographies are provided below, except for Todd S. Nelson, our President and Chief Executive Officer, whose biography can be found in “Matters to be Voted On—Proposal 1: Election of Directors.”

Name	Age	Position
Jeffrey D. Ayers	56	Senior Vice President, General Counsel and Corporate Secretary

Andrew J. Cederoth	52	Senior Vice President and Chief Financial Officer

David C. Czeszewski	53	Senior Vice President and Chief Information Officer

Andrew H. Hurst	54	Senior Vice President—Colorado Technical University

John R. Kline	54	Senior Vice President—American InterContinental University

Michele A. Peppers	41	Vice President, Accounting and Reporting

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of CEC.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. Mr. Ayers has extensive experience as a senior legal officer for public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., a NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From 2003 to 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., a NYSE-listed multinational risk merchant, commodity trader and energy infrastructure developer and manager. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science degree in computer science and mathematics from Graceland University and a law degree and Master of Business Administration from the University of Iowa.

Andrew J. Cederoth joined the Company as Senior Vice President and Chief Financial Officer in April 2016. Prior to joining the Company, Mr. Cederoth served as Chief Financial Officer and Vice President of New Business Development at Innova UEV, an electric car sharing company based in Burr Ridge, Illinois, from March 2015 until March 2016. Prior to joining Innova, he served as Chief Financial Officer at Clover Technologies Group, a leading provider of electronic asset lifecycle management and environmental solutions, from January 2014 until December 2014. He began his career in finance in 1990 at Navistar International Corporation, a Fortune 500 manufacturer of commercial and defense vehicles and engines. While at Navistar, Mr. Cederoth occupied various financial roles of increasing responsibility, culminating with his tenure as Executive Vice President and Chief Financial Officer from 2009 to 2013. Mr. Cederoth received a Bachelor of Arts degree in economics from the University of Illinois and a Master of Business Administration in finance from DePaul University.

David C. Czeszewski joined the Company in 2001 and currently serves as Senior Vice President and Chief Information Officer. Prior to being appointed interim CIO in 2013, Mr. Czeszewski served as Chief Technology Infrastructure Officer managing the enterprise technology infrastructure and service management functions. He previously served as CIO for the Company’s then Online Education Group from 2005 to 2006. Mr. Czeszewski has also held roles such as Vice President of Strategic Development, overseeing Internet development with a special focus on admissions effectiveness, and Director of Project Office/Major Projects, overseeing the enterprise upgrade of a student administration system at each of Career Education’s campuses, the centralization of a datacenter and the creation of a new wide-area network. Prior to joining the Company, Mr. Czeszewski was Vice President of Product Development for Commerx, Inc., a provider and operator of eBusiness networks enabling companies and their trading companies to optimize supply chains. He has worked in the technology field since 1986, serving in the consumer electronics, financial services, software product development, and postsecondary education industries. Mr. Czeszewski received a Bachelor of Arts degree in business and computer studies from Lake Forest College and a Master of Business Administration from Dominican University.

Andrew H. Hurst joined the Company in April 2014 as President of Colorado Technical University, and became Senior Vice President—Colorado Technical University in October 2015. Prior to joining the Company, Mr. Hurst held various positions at Education Management Corporation (“EDMC”), where he most recently served as Vice Chancellor for Online and Strategic Operations for South University from March 2013 to March 2014, overseeing all online operational aspects of the university, including marketing and admissions, student retention, faculty recruitment, student affairs, new program development, academic technology, program portfolio and assessment, academic strategy as well as research and development. Prior to his Vice Chancellor position at South University, Mr. Hurst served from July 2011 to March 2013 as Vice President of Academic Operations for EDMC’s Online Higher Education division, supporting all of EDMC’s online programs offered by Argosy University, South University and the Art Institutes. In addition, he served as Chair of EDMC’s Education Innovation Council, leading the development and implementation of several key strategic initiatives, including EDMC’s “classroom of the future,” its mobile application platform and Argosy University’s competency-based program. Mr. Hurst first joined EDMC in 2004 as Vice President of Online for South University, responsible for implementation, development and growth of the university’s online programs. He later served in a similar role for Argosy University. Mr. Hurst began his higher education career in the early 1980s and held a variety of cross-functional leadership roles within his family’s educational business. His company developed and supported distance education programs for traditional not-for-profit universities, such as Saint Joseph’s College, Upper Iowa University and Indiana Institute of Technology, as well as founded Virginia College in 1983. Mr. Hurst received a Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia.

John R. Kline joined the Company in October 2015 as Senior Vice President—American InterContinental University. Prior to joining the Company, Mr. Kline served in executive leadership roles at several large education companies in the U.S. He served as Senior Vice President of Operations of Education Management Corporation (“EDMC”) from July 2011 to December 2013, where he also served as President of EDMC’s Online Higher Education Division from July 2009 to January 2013 and as Senior Vice President of Student Acquisition and Retention from April 2009 to July 2009. Prior to his service at EDMC, from October 2007 to April 2009 Mr. Kline was the Chief Executive Officer of Nelnet Enrollment Solutions, which provided solutions to higher education institutions in the area of marketing, recruiting and retention of high quality students. Prior to his service at Nelnet, Mr. Kline held several roles of increasing responsibility at the University of Phoenix and Apollo Group Inc. (now known as Apollo Education Group, Inc.) from 1996 to 2007, including serving as the Chief Administrative Officer from February 2006 to October 2007. Mr. Kline received a Bachelor of Science degree in accounting from Arizona State University.

Michele A. Peppers has served as the Company’s principal accounting officer since April 2015. Ms. Peppers has served in the Company’s finance department since 2004 in various roles of increasing responsibility. She has served in her current role of Vice President, Accounting and Reporting, since October 2014 and her prior positions with the Company have included Vice President and Assistant Controller from November 2012 to October 2014, Director of Financial Reporting from March 2009 to November 2012, as well as various other roles with increasing responsibility within the Accounting department since joining the Company in April 2004. Prior to joining the Company, she worked as an Accounting Manager for RJ Nelson Enterprises, an owner/operator of restaurants. Ms. Peppers received a Bachelor of Science degree in accounting from the University of Illinois at Chicago and is a certified public accountant.

Compensation Discussion and Analysis

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its compensation decisions relating to 2016 compensation for executive officers, including the named executive officers. For 2016, our named executive officers were:

Name	Current Title	Tenure at Company
Todd S. Nelson	President and Chief Executive Officer	August 12, 2015—Present
Andrew J. Cederoth	Senior Vice President and Chief Financial Officer	April 1, 2016—Present
Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary	December 31, 2007—Present
David C. Czeszewski	Senior Vice President and Chief Technology Officer	April 16, 2001—Present
Andrew H. Hurst	Senior Vice President, Colorado Technical University	April 7, 2014—Present
David A. Rawden	Former Interim Chief Financial Officer	April 1, 2015—March 31, 2016

This discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Philosophy and Objectives

III.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

IV.	Competitive Positioning

V.	2016 Compensation Decisions

VI.	Other Compensation and Benefits

VII.	Regulatory Considerations

VIII.	Corporate Governance

I. Executive Summary

Business Environment

Career Education Corporation offers a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two universities—American InterContinental University (“AIU”) and Colorado Technical University (“CTU”)—provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults.

For-profit postsecondary education is a highly regulated industry, which has significant impacts on the Company’s business and creates risks and uncertainties. In recent years, there has been substantial and increasing focus by various members of the U.S. Congress and federal agencies, including the Department of Education, the Consumer Financial Protection Bureau and the Federal Trade Commission, on the role that for-profit educational institutions play in higher education.

Over the past several years, we have undergone a transformation strategy aimed at reducing the complexity of operations, improving regulatory compliance and focusing our attention on our University Group institutions.

Beginning in 2015, we instituted a new management team that is motivated and focused with a clear vision to serve and educate our students. Our new management team coupled with the announcements of the teach-out of all our remaining Career Schools in 2015 marked the final step of the transformation strategy. In 2016, we continued making progress on our goal of positioning the Company for long-term financial stability and success despite the continuing challenges facing the industry. With a more stream-lined organization, we continue to invest more time, intellectual capital and dollars in various student-serving areas of our University platforms.

2016 marked a critical step in the overall transformation strategy and we believe our strong focus on operational and organizational improvements enhanced our position as a long-term leader in postsecondary education. For the past year, our teams have been focused on refining and executing operational changes while undertaking several new initiatives and investments with the overall goal of improving student experiences both before and after they enroll in our programs.

Below are examples of business highlights from 2016:

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Within our University Group, we continued to leverage technology and make progressive updates to our curriculum and course sequencing. We have further enhanced our mobile platform with added functionality for the benefit of students. Changes we made to our course sequencing and course design have promoted learning, increased faculty interaction with students and improved overall student experience during their first few sessions, all of which we believe has resulted in improved retention. We have also revised our full-time faculty and admissions training and optimized our spending across marketing channels by allocating resources towards those with a higher propensity of positive outcomes.

•

Both CTU and AIU have continued to expand their graduate team model structure which personalizes student-facing services in financial aid, admissions and advising that we believe help increase accountability and ultimately improve overall student experiences and retention. We also experienced reduced turnover in our admissions and advising functions, and increased the effectiveness and efficiency of our front-end operations, which should ultimately reduce cost per start while improving student experiences.

•

Within CTU, we modified the application process for first-time students in ways we believe will increase their opportunity for success and make them more prepared for class. Through incremental investments in our financial aid function, we have increased our document collection and counseling efforts with students. We invested in full-time faculty roles and increased our professional development offerings. CTU has also made progressive investments of staff in its academic function and increased the number of full time faculty by 30% since the beginning of 2016. We believe this has improved overall faculty-student engagement, promoted learning and has ultimately resulted in enhanced overall student outcomes and retention.

•

Within AIU, we focused our efforts during the year on increasing accountability within all operational and student-facing functions with a revised and improved managerial and skill development program. We redesigned our calendar to align better with student lifestyles and provide more desirable breaks in our curriculum, and we have enhanced the first course that undergraduate students take by building workload levels slowly as students develop skills and motivation. Our new student advising model promotes further collaboration between faculty and advisors which we believe elevates accountability and effectiveness of our retention efforts. Additionally, we started improving our discussions around financial aid and transfer of credit counseling with prospective students before they start classes which should better prepare them to be successful in their studies.

•

For 2016, we reported a consolidated operating loss of $32.3 million as compared to an operating loss of $92.2 million for the prior year. This improvement was driven by elimination of expenses and asset impairment charges in the current year related to our teach-out campuses and increased revenues within CTU partially offset with legal settlements recorded in the current year. Operating expenses for 2016 decreased by $202.7 million as compared to the prior year driven by continued execution on our strategic initiatives. We reported cash generated from operations for 2016 of $5.9 million, an improvement of $27.6 million from the prior year’s cash usage of $21.7 million.

•	University Group total student enrollments as of December 31, 2016 improved 5.3% as compared to the prior year, and University Group revenue increased by 2.3% for 2016 compared to the prior year.

•

Our teach-out campuses remain on track and we have experienced better than expected results within these campuses, primarily driven by strong student retention through the teach-out process. We experienced decreased expenses as a result of the reduction of marketing and admissions expenses within these operations as well as the effective and efficient process that we have developed at these campuses to provide students with the opportunity to complete their programs while minimizing the overall financial impact to the organization. As we exited 2016, we had 30 teach-out campuses remaining, with 24 of those scheduled to complete their closure in 2017 and the remainder to complete their closure in 2018.

2016 Compensation Decision Highlights

When establishing 2016 compensation plan design, the Committee conducted a full review of our base salary, annual short-term incentive program and long-term incentive award practices to ensure continued alignment with stockholder interests and to remain competitive with our comparison group.

Our annual compensation package for executive officers has remained consistent for 2016 as compared to 2015, consisting of a base salary, an annual performance-based incentive award payable in cash, and long-term incentive awards granted in the form of equity-based and cash-based awards. In 2016, to support the transformation of the Company’s business, an additional one-time performance-based long-term incentive award was made to approximately 70 senior level employees in Corporate and University Group roles.

A summary of decisions made with respect to each 2016 pay component is provided in the table below. Please see Section V for more detail. Mr. Cederoth joined the Company on April 1, 2016 and therefore his compensation arrangements were established separately from the 2016 compensation arrangements for the other executive officers. Mr. Cederoth’s 2016 compensation package is summarized separately after the table below; see Section V for further information. In addition, Section V includes information about the arrangements for the services of Mr. Rawden, our former Interim Chief Financial Officer, which were provided pursuant to an agreement with AP Services, LLC, an affiliate of AlixPartners.

2016 Pay Component	Compensation Decision
Base Salary

A review of competitive position of base salaries against the external market, and the Company’s financial position, were considered when determining base salary changes for 2016.

•    Andrew Hurst received a 10% increase in March 2016 to position his base salary competitively within the comparison group given strong student retention and outcomes at CTU in 2015. In December 2016, Mr. Hurst’s base salary was increased 2.3% as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization.

•    Recognizing the financial position of the Company, base salaries were held constant year-over-year for the other named executive officers. However, in recognition and acknowledgement of the Company’s continued focus on providing excellent student service, a one-time lump sum payment was made in December 2016 to all eligible employees, including the executive officers other than Messrs. Nelson and Hurst, in lieu of a typical annual merit increase for 2017.

Annual Incentive Program (“AIP”)

Design

The design for the 2016 program remained generally consistent with the amended 2015 program.

For executive officers, the 2016 program has a financial EBITDA performance component (80% weighting) and an individual goals performance component (20% weighting). Achievement of the target level of performance for the EBITDA performance component results in a payout factor of 100%. Consistent with 2015, the payout opportunity for the individual goals performance component also varies based on the level of achievement of the EBITDA performance component.

A threshold EBITDA performance level of at least 60% of plan must be achieved for any payments to be made pursuant to the program, and payments are capped at 200% of a participant’s AIP target value.

Target Values

Jeffrey Ayers received an increase to his AIP target value for 2016, from 60% to 65% of his base salary. This change was in recognition of Mr. Ayers’ key role in the Company’s transformation.

In December 2016, Andrew Hurst received an increase to his AIP target value, from 45% to 65% of his base salary, as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization. This change had a small pro rata impact on 2016.

2016 AIP target values were held constant year-over-year for the remaining participating named executive officers.

2016 Pay Component	Compensation Decision
Payout Amounts The performance target for the 2016 AIP was achieved and the payout factor was determined to be 200% for the EBITDA performance component.
Long-Term Incentive Awards

Design

Consistent with investors’ desire for significant performance-based compensation, the Committee maintained the weighting of performance units which use a three-year relative total stockholder return (“TSR”) performance measure to comprise 50% of the overall target value of the long-term incentive awards to the named executive officers.

As a result, the 2016 long-term incentive awards made to participating named executive officers were:

•    Performance units (weighted 50%) which use a relative TSR performance measure over a three-year performance period

•    Stock options (weighted 30%) which become exercisable in four equal annual installments

•    Time-based restricted stock units (weighted 20%), settled half in stock and half in cash, which vest in four equal annual installments

Target Values

Target values for 2016 long-term incentive awards were held constant year-over-year for named executive officers; however, in December 2016 the Committee took action to increase Andrew Hurst’s long-term incentive target value from 80% to 125% of his base salary as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization. This increase for Mr. Hurst did not impact the previously made 2016 long-term incentive awards but does impact subsequent awards.

Additional One-time Performance-Based Long-Term Incentive Award to Support Business Transformation

Additional performance-based long-term incentive awards, referred to as Ownership Equity Awards (“OEA”), were designed to build a culture of ownership, to put focus on achieving the Company’s strategic plan which will support student outcomes and create stockholder value, and to encourage retention of talent.

The OEA awards made to approximately 70 senior level employees, including the executive officers, were performance-based restricted stock units settled in stock which are subject to defined EBITDA performance measures. These performance-based restricted stock units vest 20% on March 14, 2017, 50% on March 14, 2018 and 30% on March 14, 2019, subject in each case to the achievement of the applicable EBITDA performance measure(s).

2016 Compensation Arrangements for Newly Appointed CFO.    Subsequent to the Committee’s determinations regarding the 2016 compensation arrangements for other named executive officers, on March 24, 2016, the Board appointed Andrew Cederoth as Senior Vice President and Chief Financial Officer effective April 1, 2016. Mr. Cederoth’s employment offer letter provides for the following compensation: an annual base salary of $425,000; participation in the Company’s annual incentive award program with a target opportunity of 75% of base salary for 2016, which will be prorated for the portion of the year he is employed in 2016 and subject to a minimum guaranteed payment of $239,063 for 2016; a cash sign-on bonus of $7,500; long-term incentive awards with an aggregate target value at grant of no less than 125% of base salary for 2016 and 2017; and participation in the Company’s Executive Severance Plan based on no less than 12 months of base salary plus target annual bonus and partial subsidies of COBRA coverage for no less than 12 months. Mr. Cederoth’s initial long-term incentive awards were made in May 2016. Mr. Cederoth did not receive the additional 2016 performance-based long-term incentive award referred to as OEA because his employment commenced after those awards were made.

Pay for Performance

The Company has designed our compensation programs so that a significant portion of executive pay is at risk. At risk pay is directly linked to our performance in relation to the performance of our peers, the value we bring to our stockholders, and progress against our annual goals.

Each element of pay other than base salary has a link to company performance and our annual incentive program, long-term incentive performance units and 2016 OEA long-term incentive awards use a defined measure that helps determine the percentage of payment, if any, for that element. In addition to company performance, individual performance is also a consideration. We believe aligning pay with company and individual performance encourages the achievement of our strategic and financial goals in a manner that mitigates harmful risk taking.

Pay Mix.    Excellent performance by our named executive officers is essential to achieving our strategic goals and increasing stockholder value. As such, a significant amount of executive pay is weighted towards at-risk variable compensation (annual and long-term incentives). To maximize alignment with stockholder interests, we tie a significant portion of executive pay to Company performance by delivering it in long-term compensation. Each named executive officer has a target total compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives balanced with the Company’s philosophy of providing a competitive pay package as compared to companies in our comparison group.

Compensation Component	Type	Performance Link and /or Key Feature
Base Salary	Cash	Fixed, based on peer companies
Annual Incentive (AIP)	Cash	80% based on a company-wide EBITDA financial performance measure, 20% based on individual performance
Long-term Incentive	Performance Units—50%	Relative TSR over a three-year performance period
Long-term Incentive	Restricted Stock Units—20%	Share price
Long-term Incentive	Stock Options—30%	Aligns with shareholder interests and requires price appreciation
2016 Additional One-time OEA Long-term Incentive	Restricted Stock Units	Defined EBITDA performance measures over a three-year performance period; Share price

The following charts show the target total direct compensation mix for the CEO and the other executive officers who were employed by the Company at December 31, 2016 as compared to the median of our comparison group which is described in Section IV below and size-adjusted general industry survey data. The competitive median data represents the weighted average of the median of the comparison group (50%) and size-adjusted survey data (50%). Actual amounts earned may differ from targeted amounts based on both Company and individual performance. For 2016, 79% of the current CEO’s target total direct compensation was variable based on company and individual performance, versus 75% for the competitive median. 59% of the target total direct compensation for the other executive officers who were employed by the Company at December 31, 2016 was variable based on company and individual performance, versus 57% for the competitive median. The one-time OEA long-term incentive awards are not included in the charts below.

Annual Incentive Awards.    Each year, the Company designs its annual incentive award program to focus on performance measures it believes will drive improved performance and align with Company objectives.

Long-Term Awards, 2014—Present.    In recent years, the Company has made significant strides to promote alignment of our long-term incentive awards for our named executive officers with the interests of our stockholders. The chart below describes how the organization has generally maintained a larger portion of performance-based long-term incentives for the executive officers (chart excludes the CEO) since 2014.

CEO compensation design includes long-term incentives which are aligned to the other named executive officers, including 50% of long-term incentives in a performance-based award. This design remained consistent from 2014 through 2017, directly linking the largest portion of long-term incentive with a relative TSR measure.

Exceptions to this design principal have occurred when the need to compensate an interim CEO or pay inducement compensation to attract a qualified CEO candidate have occurred.

Say-on-Pay and Investor Outreach Efforts

At our 2016 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 83% of stockholders voting on the proposal at the meeting. In response to these voting results, we continued our investor outreach efforts, inviting a select group of significant stockholders, with a focus toward investors with proxy governance teams, to engage with management to better understand any concerns they may have about our compensation program or governance structure. From the investors who accepted our invitation, we heard:

•	Positive feedback for the structure of our executive compensation program and its alignment with pay for performance.

•	Many of the investors consider option awards as performance-based and therefore count 80% of the Company’s long-term incentive awards as performance-based compensation.

•	No problematic pay practices were identified as a concern.

•	Positive feedback for the stability of the Company’s management, especially at the CEO level, following the period of multiple executive transitions.

•	General satisfaction with the Company’s corporate governance structure and practices, with no major concerns identified.

Feedback from these discussions was shared with the Compensation Committee and the full Board and was considered in making subsequent decisions regarding executive compensation to maintain pay for performance and stockholder alignment. As mentioned above and further discussed below, we:

•

Maintained the structure of our named executive officer compensation program for 2017, including our long-term incentive awards consisting of 50% performance-based awards with a relative TSR measure, 30% stock options and 20% time-based RSUs.

•	Applied this structure to all named executive officers, including the CEO.

•	Remain committed to a strong corporate governance structure.

We are committed to the interests of our stockholders and the delivery of stockholder value through sustainable growth, and we will continue to consider the outcome of the Company’s “Say-on-Pay” proposal and stockholder feedback when making further compensation decisions for our named executive officers.

2017 Compensation Decision Highlights

When establishing 2017 compensation plan design, the Committee conducted a full review of our base salary, AIP and long-term incentive award practices to ensure continued alignment with stockholder interests and to remain competitive with our comparison group. In this regard, the Committee determined to make the following key compensation decisions for the 2017 compensation arrangements for the currently employed named executive officers:

2017 Pay Component	Compensation Decision
Base Salary

A review of competitive position of base salaries against the external market, and the Company’s financial position, were considered when determining base salary changes for 2017.

•    In December 2016, a lump sum in lieu of a merit increase for 2017 was provided to all eligible employees, including the executive officers other than Messrs. Nelson and Hurst.

•    In December 2016, Mr. Hurst’s base salary was increased 2.3% as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization.

•    No further base salary changes were made for named executive officers in early 2017 as part of the Committee’s annual compensation review.

Annual Incentive Program (AIP)

Design

The design for the 2017 program remained generally consistent with the 2016 program.

For executive officers, the program has a financial EBITDA performance component (80% weighting) and an individual goals performance component (20% weighting). Achievement of the target level of performance for the EBITDA performance component results in a payout factor of 100%. Consistent with 2016, the payout opportunity for the individual goals performance component also varies based on the level of achievement of the EBITDA performance component.

A threshold EBITDA performance level must be achieved for any payments to be made pursuant to the program, and payments are capped at 200% of a participant’s AIP target value.

Target Values

2017 AIP target values were held constant year-over-year for the remaining participating named executive officers, except Mr. Hurst received an increase from 45% to 65% of his base salary in December 2016 which applies to his 2017 AIP target value.

Long-Term Incentive Awards

Design

Consistent with investors’ desire for significant performance-based compensation, the Committee maintained the weighting of performance units which use a three-year relative TSR performance measure to comprise 50% of the overall target value of the long term incentive awards to the named executive officers.

2017 Pay Component	Compensation Decision

As a result, the 2017 long-term incentive awards made to executive officers were:

•    Performance units (weighted 50%) which use a relative TSR performance measure over a three-year performance period

•    Stock options (weighted 30%) which become exercisable in four equal annual installments

•    Time-based restricted stock units (weighted 20%), settled in stock, which vest in four equal annual installments

To further the objective of building a broader ownership culture and allowing employees a larger stake in the Company, the Committee decided that 2017 time-based restricted stock units will be 100% settled in stock. This is a change from 2016 where 50% of the restricted stock units were stock-settled and 50% cash-settled. The overall weighting of restricted stock units remains the same at 20% of the total long-term incentive award target value and will continue to vest in four equal annual installments.

Target Values

Target values for 2017 long-term incentive awards were held constant year-over-year for named executive officers, except for Mr. Hurst whose target value was increased from 80% to 125% of base salary in December 2016 as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization.

Compensation Best Practices

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

•	No excessive change in control severance.

•	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

•	No reload, re-pricing or options issued at discount. Options issued will not be re-priced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

•	No special benefits or perquisites for executive officers.

•	Ability to claw back certain annual and long-term performance-based incentive compensation from executive officers.

•	Stock options are priced at date of grant.

•	No hedging or pledging of Company stock by executive officers or directors.

•	Double trigger change-in-control provisions for both cash and equity awards under the 2016 Plan and the prior Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”).

•	Required minimum vesting periods for all awards payable in shares under the 2016 Plan with limited exceptions.

•	Stock ownership guidelines, which include retention ratios and holding periods, for all executive officers and directors.

•	Compensation Committee uses an outside independent compensation consulting firm who does not consult on any other matters for the Company.

•	Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

•	No liberal share recycling on appreciation or full-value awards.

II. Compensation Philosophy and Objectives

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well-aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed the executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly-sized companies with similar complexity.

•	To reward executives for strong financial and operational performance by linking compensation to actual business results.

•	To differentiate and reward individual performance in the context of Company performance.

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership.

•	To encourage long-term commitment to the Company.

The Committee used these principles to establish the use and purpose of each of the following compensation components:

Base Salary:    Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security.

Annual Incentive Award:    Focuses and rewards executives for achieving key strategic goals, operational metrics, financial results and individual performance.

Stock Option Award:    Aligns executives with the long-term interests of stockholders.

Performance-based Award:    Aligns executives with key long-term performance measures and rewards them for stockholder value creation.

Time-based Award:    Provides for leadership continuity and encourages long-term commitment to the Company.

Other Compensation:    Satisfies employee health, welfare and retirement needs and provides a competitive compensation package needed to attract and retain talented executives.

III. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, annually reviews each component of compensation, including base salary, annual cash incentives and long-term incentives for each executive officer (including the named executive officers), considering the appropriate external benchmarks and internal valuation. As part of its decision-making process, the Committee:

•	Reviews data from market surveys and publicly available information to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy.

•	Targets total compensation to within a competitive range of our comparison group, which generally means paying at the median of the market for similarly situated executives.

•

Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention.

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer.

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer, the Committee determines compensation and presents its assessment and recommendation to the Board for review and approval. For the other executive officers, including the named executive officers, the Committee considers the recommendations of the President and Chief Executive Officer in making compensation decisions.

IV. Competitive Positioning

For 2016 compensation determinations, assessments were made primarily against a comparison group of 20 companies in private sector higher education services, professional services, diversified consumer services, hospitality/leisure, internet catalog and retail industries and internet software and services as selected by FW Cook and approved by the Committee. FW Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $250 million and within a reasonable size range in various metrics, such as revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics, including competitors in the private sector higher education industry. In selecting peers outside of the education sector, we identified companies with an emphasis on the following characteristics: similar in terms of sourcing talent; customer acquisition and retention; online marketing; and technology-enabled service business models. The comparison group used for compensation determinations is broader than the peer group used for long-term incentive award performance unit TSR measurement. The compensation comparison group includes companies from a broader spectrum of industries from which we may draw talent or which may recruit talent from the Company. The following companies were included in the 2015 comparison group used to assist with setting 2016 target compensation:

	Composite Percentile Rank
Company Name	Size	Profitability	Growth	TSR
2U	9%	6%	100%	*
Advisory Board Co.	51%	28%	51%	61%
American Public Education, Inc.	38%	76%	65%	56%
Apollo Education Group, Inc.	93%	73%	30%	61%
Bridgepoint Education, Inc.	57%	53%	17%	25%
Capella Education Corporation	33%	72%	60%	81%
Career Education Corporation	57%	4%	4%	71%
DeVry Education Group Inc.	88%	60%	55%	83%
Graham Holdings Company Common	96%	89%	85%	92%
Grand Canyon Education, Inc.	60%	86%	86%	81%
ITT Educational Services Inc.	60%	61%	25%	0%
K12, Inc.	64%	37%	66%	25%
Kforce Inc.	45%	68%	69%	81%
Learning Tree	4%	20%	20%	8%
Lincoln Educational Services Corporation	17%	5%	25%	17%
Monster Worldwide, Inc.	66%	5%	29%	31%
National American University Holdings, Inc.	8%	47%	64%	31%
Regis Corporation	86%	15%	41%	67%
Strayer Education Inc.	36%	85%	44%	75%
Universal Technical Institute, Inc.	25%	29%	31%	47%
Weight Watchers International, Inc.	63%	80%	36%	31%

Notes: *2U data not available due to March 2014 IPO

“Size” in this chart refers to the organization’s average percentile rank relative to the group in revenue, assets, equity and employees for 2014.

2014 data was the latest data available when this analysis was prepared in 2015.

“TSR” in this chart refers to the organization’s total stockholder return. The percentile rank is average rank of a 1 year and 3 year period.

The comparison group above reflects changes from the prior year following discussions regarding what actions should be taken relative to the makeup of the comparison peer group given the Company’s transformation which includes an anticipated reduction in overall size. In establishing the comparison group above, the Committee agreed to remove H&R Block, Corinthian Colleges Inc., Education Management Corporation, Expedia, and Robert Half International Inc. for reasons including peer company divestiture or delisting, no longer being a direct competitor and lack of comparable size due to the peer company’s growth and CEC’s reduction in size. The Committee also agreed to add 2U, The Advisory Board Company, Kforce Inc., Learning Tree and National American University Holdings, Inc. for reasons including more comparable size and similar business.

Given the strong correlation between revenue and executive pay, FW Cook size-adjusts the competitive market by using the median pay of the comparison group, where Career Education is positioned near the median of the group in terms of company size, blended with median third-party survey data, regressed based on Career Education’s corporate and business unit revenue scopes. This data is used to set a targeted range for our pay elements, which is referred to as the market median range. We consider an acceptable variance to the median range as within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for both long-term incentive targets and for total direct compensation. The third-party survey data used is from the 2015 Aon Hewitt Total Compensation Measurement Survey and the 2015 Towers Watson Executive Compensation Database. The Aon Hewitt Survey includes 401 organizations ranging in size from approximately $30 million to over $100 billion, and the Towers Watson survey includes 465 organizations ranging in size from approximately $100 million to over $100 billion. Data selected from these surveys is scoped based on Company revenue.

Based on FW Cook’s October 2015 report, the Company ranked in the median range of the comparison companies, on average, in terms of company size. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s officers, with actual pay delivered dependent on Company and individual performance.

On average, excluding the one-time OEA long-term incentive awards, total direct compensation opportunities for 2016 for our executive officers at that time, which excludes Messrs. Cederoth and Czeszewski, were positioned within the market median range. Actual incentive payouts have been above target for the past two years, making the actual total direct compensation slightly higher than the opportunity for the executive officers. FW Cook also reported that the average mix of base salary, annual cash incentive and annual long-term incentive opportunity for our executive officers, including the CEO, was generally representative of competitive practices. The Company’s practice of using a portfolio of grant types is consistent with majority comparison company practice.

FW Cook reported that the Company’s equity compensation grant practices for 2016 ranked below the median of the comparison group in terms of equity compensation cost, primarily due to the implementation of the cash-denominated performance based awards and near the median in terms of share usage run rate. The Company ranked near the median of the comparison group in terms of potential dilution overhang. Their competitive analysis excludes the one-time OEA long-term incentive awards.

In looking ahead, the Committee reviewed the peer group of comparison companies that would be used to assist with setting 2017 target compensation. The Committee discussed what actions should be taken relative to the makeup of the comparison peer group given the Company’s current financial position. The Committee agreed to remove Learning Tree and Regis for reasons including peer company divestiture or delisting, no longer being a direct competitor and lack of comparable size due to the peer company’s growth and CEC’s reduction in size. The Committee agreed to add Cambium for reasons including more comparable size and similar business. After this change, Career Education maintains its ranking near the median of the comparison companies in terms of size.

V. 2016 Compensation Decisions

The Committee’s decisions relative to 2016 compensation were focused not only on aligning pay for performance but also on creating a culture of ownership and encouraging the retention of talent.

Each section below provides details on the decisions the Committee made with respect to the various components of named executive officer compensation for 2016 and the rationale for those decisions.

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and determines if changes are needed based on the executive’s competitive position versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

For 2016, base salaries for CEC’s named executive officers were positioned above or within the market median range, except for Andrew Hurst whose base salary was below the low end of the market median range. In light of this and recognizing the financial position of the company, base salaries were held constant year-over-year for the named executive officers other than Mr. Hurst.

Named Executive Officer	2015 Base Salary (000’s)	2016 Base Salary (000’s)	Increase Percent	Commentary
Todd S. Nelson	$770.0	$770.0	0%
Andrew J. Cederoth	NA	$425.0	NA	Mr. Cederoth joined the Company on April 1, 2016
Jeffrey D. Ayers	$380.0	$380.0	0%
David C. Czeszewski	$304.7	$304.7	0%
Andrew H. Hurst	$320.0	$352.0 $360.0	10% 2.3%	Mr. Hurst received a 10% base salary increase effective March 1, 2016 to $352,000 to position his base salary competitively within the comparison group given strong student retention and outcomes; effective December 8, 2016 he received a further increase to $360,000 as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization
David A. Rawden	NA	NA	NA	Mr. Rawden was not directly compensated by the Company; rather, a monthly fee of $130,000, plus (i) a 2% fee to cover indirect administrative costs and (ii) reimbursement of expenses, was paid to AP Services, LLC, an affiliate of AlixPartners

In December 2016, in recognition and acknowledgement of the Company’s continued focus on providing excellent student service, a one-time lump sum payment was made to all eligible employees, including the executive officers other than Messrs. Nelson and Hurst, in lieu of a typical annual merit increase for 2017. The amount of the lump sum payment to the applicable executive officers was 2% of base salary.

Annual Incentive Award Program for Key Executives

The named executive officers were participants in the 2016 Annual Incentive Award Program for Key Executives (“Key Executive AIP”), except for Messrs. Cederoth and Czeszewski who were not executive officers at the time the Key Executive AIP was approved and except for Mr. Rawden who was not directly compensated by the Company. A participant must be employed by the Company on December 31, 2016 to be eligible to receive a payment under the Key Executive AIP, unless otherwise determined by the Committee. It was the intent of the Company that amounts earned under this program qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Key Executive AIP acts as an “overlay” plan and establishes the maximum amount payable to each of the identified participants based on the achievement of at least $500 million in Company revenue from continuing operations in 2016, subject to the Committee’s discretion to reduce, but not increase, the award of each participant. The maximum amount payable is 250% of the participant’s annual incentive target value. Consistent with prior years, the Committee used their negative discretion to reduce this maximum amount payable to an amount consistent with the payout the participant would have received pursuant to the 2016 Annual Incentive Award Program. Therefore, the actual payout amounts pursuant to the Key Executive AIP are included in the discussion below.

Annual Incentive Award Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of senior management with the Company’s short-term business objectives and financial performance. Target award size for each named executive officer is reviewed for competitiveness versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. Employees subject to the U.S. Department of Education’s incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Awards.    The Committee reviews the annual incentive target value (expressed as a percent of base salary) established for our executive officers in connection with its annual compensation review in the first quarter of each calendar year. Annual incentive opportunities for our named executive officers were positioned below or within the market median range. For 2016 Jeffrey Ayers received an increase to his annual incentive target value from 60% to 65% of his base salary. Although this increase results in a target opportunity above the market median range, this change was in recognition of Mr. Ayers’ key role in the Company’s transformation. Subsequent to the regular annual compensation review, in December 2016 the Committee again reviewed Mr. Hurst’s compensation at the request of the CEO and determined that a compensation adjustment should be made to position him better within the market median range in light of the impact his role has on the future organization.

The annual incentive target value established for each of the named executive officers, as well as the 2016 AIP payout opportunity for achievement of the 2016 target operating plan performance, is set forth in the chart below. Actual 2016 AIP payouts are discussed below under the heading “2016 Performance Results and Actual Payouts.”

Named Executive Officer	2015 AIP Target Value as a Percent of Base Salary	2016 AIP Target Value as a Percent of Base Salary	2016 AIP Target $ Value (000’s)	Comments
Todd S. Nelson	100%	100%	$770.0
Andrew J. Cederoth	NA	75%	$318.8*	Mr. Cederoth became CFO on April 1, 2016; per the terms of his employment offer, his 2016 AIP payment must be at least equal to 100% of target value, prorated based on the portion of the year he is employed with the Company (a payout of at least $239,063 for 2016)
Jeffrey D. Ayers	60%	65%	$247.0	This change was in recognition of Mr. Ayers’ key role in the Company’s transformation
David C. Czeszewski	45%	45%	$137.1
Andrew H. Hurst	45%	45%/65%	$162.2	In December 2016 Mr. Hurst’s annual incentive target value was increased from 45% to 65% of base salary as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization; this increase applies pro rata to his 2016 AIP payout
David A. Rawden	NA	NA	NA	Mr. Rawden was not directly compensated by the Company and did not participate in AIP

*	The 2016 AIP target dollar value for Mr. Cederoth is presented on a full-year basis; however, the actual 2016 payment amount is prorated based on the portion of the year he is employed with the Company, subject to the established minimum for 2016 described in the chart above.

Performance Measures and Payout Scales.    The 2016 AIP maintains a single financial performance measure, which is based on EBITDA, weighted at 80%, and an individual goals performance component, weighted at 20%, for the most senior level participants.

Financial Performance—EBITDA (80% Weighting):

The EBITDA performance component is based solely on a company-wide adjusted EBITDA performance measure. The performance target was set based on our operating plan. The Company determined that an adjusted EBITDA performance measure was a good indicator of the Company’s operating performance and focused participants on key drivers of the organization’s future direction and financial achievement. Participants are able to understand the impact they have on operating performance which impacts their AIP payout.

Individual Goals (20% Weighting):

The individual goals performance component consisted of individual performance goals related to the key strategic objectives for the applicable function/education group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager. The payout opportunity for the individual goals performance component also varies based on the level of achievement of the adjusted EBITDA performance measure to further support the achievement of the anticipated benefits of the business changes.

Payout for performance above and below target is clearly defined. The chart below contains more information about the payout scale for the 2016 AIP.

Percent of Targeted EBITDA Achieved	Resulting Payout as Percent of Target Value—Financial Performance Component	Payout Opportunity as Percent of Target Value—Individual Goals Performance Component
Less than 60%	0%	0%
60%	25%	25%
100%	100%	100%
150%	155%	155%
175% or more	200%	200%

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met (i.e., the payout percent based on the pre-established payout scale), with the level of achievement of the EBITDA performance component also impacting the individual performance factor based on achievement of individual goals.

Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

2016 Performance Results and Actual Payouts.    In the first quarter of 2017, the Committee reviewed and certified the Company’s operating results and performance against the established adjusted EBITDA performance measure target and determined payments for each performance component as set forth in the chart below. The Company’s 2016 results reflect better than estimated total enrollments and improved retention across most of our institutions as well as operating efficiencies at our teach-out campuses. The amount reported below for 2016 actual adjusted EBITDA performance varies from reported financial results due to plan design.

Performance Measure	Targeted AIP EBITDA	2016 Actual	AIP Payout Percent
Adjusted EBITDA (as calculated for AIP)*	$33.5 million	$63.4 million	200%

*	Adjusted EBITDA for purposes of the 2016 AIP (“AIP EBITDA”) is defined as the consolidated earnings of the Company from both continuing and discontinued operations, determined before (a) interest, taxes, depreciation, amortization, asset impairments, and (b) lease termination and unused space charges and legal settlements; and as adjusted (i.e., neutralized) for (c) the difference between actual legal fees and the estimated amounts used in determining Targeted AIP EBITDA; including such adjustment, if any, as may be made by the Committee. Actual AIP EBITDA was determined assuming target payments pursuant to the 2016 AIP.

Named Executive Officer	2016 AIP Target $ Value (000’s)	Financial Performance Payout Percent	Individual Performance Payout Percent*	2016 AIP Payout (000’s)	Commentary
Todd S. Nelson	$770.0	200%	100%	$1,540.0	Individual payout reflects Mr. Nelson’s successful execution of business strategies in 2016 along with his leadership through the transformation of the organization.
Andrew J. Cederoth	$318.8**	200%	100%	$478.1

Individual payout reflects Mr. Cederoth’s involvement in the effective management of the Company’s financial plan.

Although Mr. Cederoth’s employment offer provided that his 2016 AIP payment must be at least equal to 100% of target value, prorated for the portion of the year he is employed with the Company, actual AIP results exceeded this amount.

Jeffrey D. Ayers	$247.0	200%	100%	$494.0	Individual payout reflects outstanding navigation of the legal and regulatory environment of our industry.
David C. Czeszewski	$137.1	200%	100%	$274.2	Individual payout reflects solid support of student-facing IT platforms and technical support for both our students and employees.
Andrew H. Hurst	$162.2	200%	100%	$324.4	Individual payout reflects strong student retention and outcomes despite the industry challenges.
David A. Rawden	NA	NA	NA	NA	Mr. Rawden was not directly compensated by the Company and did not participate in AIP.

*	The individual performance payout percent is a factor applied after the financial performance payout percent of 200% and is based on the named executive officer’s performance against their goals for 2016.

**	The 2016 AIP target dollar value for Mr. Cederoth is presented on a full-year basis; however, the actual 2016 payment amount is prorated based on the portion of the year he is employed with the Company, subject to the established minimum for 2016 described in the chart above.

Long-Term Incentive Compensation Awards

The Committee uses long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management, including the named executive officers, based on its belief that stock ownership encourages senior management to achieve long-term Company business objectives.

The Committee generally grants long-term incentive awards annually to eligible employees, including our named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The 2016 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, performance units and other awards, as did the 2008 Plan pursuant to which awards were made through May 23, 2016. The Company’s 2016 Incentive Compensation Plan requires a minimum vesting period of one year for all awards payable in shares, subject to certain exceptions. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock or unit awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to the lesser of 50,000 shares or a total value of $100,000 per award with an aggregate limit of 200,000 shares in any 12-month period, of which up to 100,000 shares can be awarded in the form of restricted stock or unit awards and up to 100,000 shares in the form of stock option awards.

2016 Annual Awards.    In March 2016, the Committee awarded annual long-term incentive awards to our named executive officers employed at that time and other eligible employees under the 2008 Plan. The awards to the named executive officers were made in accordance with a target value split between stock options (30%), time-based restricted stock units settled half in stock and half in cash (20%), and a cash-based performance unit (50%).

In setting the target dollar value of these annual awards, the Committee considered long-term award data provided by FW Cook, the Committee’s philosophy of providing a competitive pay package as compared to our comparison group, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed under “VII. Regulatory Considerations.” The Committee’s goal continues to be to balance stockholder interests with the need to retain and attract leadership talent and ensure continuity of Company leadership in order to lead the efforts around the Company transformation.

The following table summarizes the annual long-term incentive awards to our named executive officers in 2016. Additional one-time performance-based long-term incentive awards made in 2016 to support the transformation of the Company’s business are not included in the following table but are described below under the caption “Additional One-Time Performance-Based Long-Term Incentive Award to Support Business Transformation (OEA).”

Named Executive Officer	2015 LTI Target Value as a Percent of Base Salary	2016 LTI Target Value as a Percent of Base Salary	2016 LTI $ Target Value (000’s)	2016 Stock Option Grant (# of Shares)	2016 Restricted Stock Unit Grants (# of RSUs)	2016 Performance Unit Grant ($ Target Value of Cash Award 000’s)
Todd S. Nelson	260%	260%	$2,000.0	423,608	152,088	$1,000.0
Andrew J. Cederoth (1)	NA	125%	$531.3	57,176	20,352	$265.6
Jeffrey D. Ayers	125%	125%	$475.0	100,608	36,120	$237.5
David C. Czeszewski	80%	80%	$243.8	51,216	18,536	$121.9
Andrew H. Hurst (2)	80%	80%	$281.6	59,644	21,416	$140.8
David A. Rawden	NA	NA	NA	NA	NA	NA

(1)	Mr. Cederoth joined the Company April 1, 2016 and accordingly his awards were made in May 2016 pursuant to his employment offer rather than in March 2016 when the other annual named executive officer awards were made.
(2)	In December 2016 the Committee took action to increase Andrew Hurst’s long-term incentive target value from 80% to 125% of his base salary as part of a compensation adjustment designed to position him better within the market median range in light of the impact his role has on the future organization, which increase did not impact the previously made 2016 long-term incentive awards but does impact subsequent awards.

The annual 2016 stock option grants to the named executive officers become exercisable in four equal annual installments provided that the award recipient remains our employee on the date of vesting. Stock option grants have a maximum term of ten years. The exercise price of the annual 2016 grants is $4.49, with the exception of Mr. Cederoth’s grant which has an exercise price of $5.96 due to the difference in the closing stock price on the grant dates. The target number of option shares granted is generally derived first by multiplying the grantee’s base salary by the equity target from the table above times the 30% weight noted above to determine the target grant value. This value is then divided by an estimated per-share fair value calculated based on the 30-trading day average closing stock price as of one calendar week prior to the relevant grant date and a Black Scholes value ratio as of two trading days prior to the relevant grant date to determine the number of option shares. The number of option shares is further adjusted so that fractional amounts are not vested.

The annual 2016 restricted stock units granted to the named executive officers are settled half in stock and half in cash and vest in four equal annual installments provided that the award recipient remains our employee on the date of vesting. The target number of restricted stock units awarded is generally derived first by multiplying the grantee’s base salary by the equity target from the table above times the 20% weight noted above to determine the target grant value. This value is then divided by the 30-trading day average closing stock price as of one calendar week prior to the relevant grant date to determine the number of restricted stock units. As restricted stock units are considered “full-value” awards, the Black Scholes adjustment is not applicable. The number of time-based restricted stock units is further adjusted so that fractional units are not vested.

The vesting of Mr. Nelson’s 2016 awards of restricted stock units was subject to the achievement of a $500 million aggregate Company revenue performance measure, in addition to service vesting requirements applicable to other officers. This performance measure was established to qualify the restricted stock units as “performance-based compensation” for purposes of Code Section 162(m).

The 2016 cash-based performance units vest on December 31, 2018 and any amounts due thereunder will be paid by March 15, 2019 based on the CEC TSR relative to the established peer group. TSR is a concept used to compare the performance of different companies’ stocks over a period of time. TSR is an excellent indicator of company performance and success; it reflects how well a company has created long-term value in highly competitive markets. The payout scale, which includes a minimum performance threshold for payment and a 200% maximum payout, and the company peer group used for the relative TSR measurement are described further under the heading “Outstanding Performance-Based Awards” below.

The Committee determined to use a cash-based performance award and to settle restricted stock units partially in cash in order to manage the Company’s share usage run rate within reasonable competitive norms.

The 2016 long-term incentive awards to named executive officers generally included one or two-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

Additional One-Time Performance-Based Long-Term Incentive Award to Support Business Transformation (OEA).    In 2016, to support the transformation of the Company’s business, an additional one-time performance-based long-term incentive award was made to approximately 70 senior level employees in Corporate and University Group roles. These awards, referred to as Ownership Equity Awards (OEA), were designed to build a culture of ownership, to put focus on achieving the Company’s strategic plan which will support student outcomes and create stockholder value, and to encourage retention of talent.

The OEA awards made to executive officers and other senior leaders are performance-based restricted stock units settled in stock which are subject to defined adjusted EBITDA performance measures. These performance-based restricted stock units vest as follows:

•	20% on March 14, 2017, subject to achievement of OEA EBITDA (see definition below) for 2016 equal to or greater than targeted 2016 OEA EBITDA

•	20% on March 14, 2018, subject to achievement of OEA EBITDA for each of 2016 and 2017 equal to or greater than targeted 2016 OEA EBITDA

•	30% on March 14, 2018, subject to achievement of OEA EBITDA for 2017 equal to or greater than targeted 2017 OEA EBITDA

•	30% on March 14, 2019, subject to achievement of OEA EBITDA for each of 2017 and 2018 equal to or greater than targeted 2017 OEA EBITDA

The Committee determined to use an adjusted EBITDA performance measure for the OEA awards in addition to the 2016 AIP because it is a good indicator of a company’s operating performance and focuses participants on key drivers of the organization’s future direction and financial achievement, and because of the difficulty in establishing alternative multi-year performance measures given industry conditions and the Company’s ongoing business transformation. Targeted OEA EBITDA for 2016 and 2017 were established at the time the OEA awards were made. The Committee approved management’s recommendations for the award amounts which varied based on the relevant employee’s opportunity to impact the business, except that the Committee determined Mr. Nelson’s award. An aggregate of 1,094,400 restricted stock units were issued in the OEA awards.

In the first quarter of 2017, the Committee reviewed and certified the Company’s operating results and performance against the established 2016 OEA EBITDA performance target and accordingly determined that the OEA restricted stock units eligible to vest on March 14, 2017 would vest and not be forfeited as set forth in the chart below. The amount reported below for 2016 actual OEA EBITDA performance varies from reported financial results due to plan design.

Performance Measure	Targeted 2016 OEA EBITDA	2016 Actual	OEA March 14, 2017 Vesting Percent
OEA EBITDA*	$33.5 million	$56.5 million	100%

*	OEA EBITDA is defined as the consolidated earnings of the Company from both continuing and discontinued operations, determined before (a) interest, taxes, depreciation, amortization and asset impairments, and (b) lease termination and unused space charges and legal settlements; and as adjusted (i.e., neutralized) for (c) the difference between actual legal fees and the estimated amounts used in determining the applicable targeted OEA EBITDA.

The following table summarizes the OEA awards to our named executive officers in 2016.

Named Executive Officer	Total 2016 OEA Restricted Stock Units Awarded (# of RSUs)	Vested on March 14, 2017 based on 2016 performance (# of RSUs)	Eligible to Vest March 14, 2018 based on 2016 & 2017 performance (# of RSUs)	Eligible to Vest March 14, 2018 based on 2017 performance (# of RSUs)	Eligible to Vest March 14, 2019 based on 2017 & 2018 performance (# of RSUs)
Todd S. Nelson	125,000	25,000	25,000	37,500	37,500
Andrew J. Cederoth (1)	NA	NA	NA	NA	NA
Jeffrey D. Ayers	70,000	14,000	14,000	21,000	21,000
David C. Czeszewski	56,000	11,200	11.200	16,800	16,800
Andrew H. Hurst	69,500	13,900	13,900	20,850	20,850
David A. Rawden	NA	NA	NA	NA	NA

(1)	Mr. Cederoth joined the Company April 1, 2016, after the OEA restricted stock unit awards were made.

Outstanding Performance-Based Awards

In 2016, the Company issued the OEA awards, one-time performance-based restricted stock unit awards designed to build a culture of ownership, to put focus on achieving the Company’s strategic plan which will support student outcomes and create stockholder value, and to encourage retention of talent. See “Long-Term Incentive Compensation Awards—Additional One-Time Performance-Based Long-Term Incentive Award to Support Business Transformation (OEA)” above for a description of these awards, portions of which will remain outstanding until March 14, 2019.

In addition to the performance unit awards granted in 2016 and discussed above, similar performance units were granted each March since 2013. These cash-based performance units vest at the end of the respective three-year performance period based on the Company’s TSR relative to an established peer group.

The 2014—2017 performance units contain the same payout scale, which is set forth in the table below.

Performance Percentile	Award Payout Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

To the extent the performance percentile is in between the percentiles listed in the table above, the applicable award payout percentage will be interpolated. For example, if the performance percentile is 55, then the award payout percentage would be 120%. Notwithstanding the foregoing table, if the Company’s TSR is less than zero, then the award payout percentage will be determined pursuant to the table set forth above, but in such case, the award payout percentage shall not exceed 100%.

The company peer group used for the relative TSR measurement under the performance units has varied slightly from year to year. The following companies are included in the 2014 performance unit company peer group: American Public Education, Inc., Apollo Education Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, ITT Educational Services Inc., Grand Canyon Education Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc. and Universal Technical Institute Inc. Corinthian Colleges, Inc. and Education Management Corporation were removed from the peer group used for the 2015 performance units due to their delisting from a national securities exchange, and Graham Holding Company was added as they operate an education services division through Kaplan. For the 2016 performance unit peer group, Learning Tree International Inc. was removed due to its delisting from a national securities exchange and K-12 Inc. was added as they are also in the for-profit education sector. For the 2017 performance unit peer group, ITT Educational Services Inc. and Apollo Education Group, Inc. were removed due to their delisting from a national securities exchange. The remaining peer group of eleven companies was maintained for 2017 to align the Company with similar companies. The performance unit peer groups were established to include publicly traded education industry peers, and are different from the comparison group used for compensation determinations because the compensation comparison group is designed to include companies from a broader spectrum of industries from which we may draw talent or which may recruit talent from the Company.

The 2014 performance units vested on December 31, 2016. The relative TSR was calculated using the following companies: American Public Education, Inc., Apollo Education Group, Inc., Bridgepoint Education, Inc., Capella Education Company, DeVry, Inc., Grand Canyon Education Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc. and Universal Technical Institute Inc. Corinthian Colleges, Inc., Education Management Corporation, ITT Educational Services Inc. and Learning Tree International Inc. were removed from the calculation due to their delisting from a national securities exchange. For the three year period ending on December 31, 2016, CEC’s TSR is 94.43% and its performance percentile when compared to the peer companies is 100%, which results in a 200% payout. The payout amounts to named executive officers for the 2014 performance units are as follows:

Jeffrey Ayers had a target value of $237,500, which resulted in a payment amount of $475,000.

David Czeszewski had a target value of $60,821, which resulted in a payment amount of $121,642.

No other named executive officers received a 2014 performance unit which vested.

VI. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain executive officers, including the named executive officers, also receive additional benefits and perquisites, including an executive severance plan for those executive officers designated by the Committee to participate, which is described below in “Compensation Tables—Potential Payments Upon a Termination or Change in Control—Executive Severance Plan”; an executive relocation plan; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

When the Committee reviews our executive compensation programs to ensure a competitive position against our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program.

VII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and the three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year (the “Covered Executives”). Based on the regulations issued by the Internal Revenue Service, we believe we have generally taken the necessary actions to allow the deductibility of payments under the Key Executive AIP and with respect to stock options and performance-based shares or units granted under our programs. We intend to generally continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards where appropriate in light of our overall compensation strategy. In contrast, time-based restricted stock or units granted under our plans generally do not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of time-based restricted stock or units in some cases may result in a loss of tax deductibility of related compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our stockholders. In specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company and of our executive compensation program. For example, certain elements of Mr. Nelson’s compensation may not comply with the Section 162(m) requirements for deductibility to the extent overall compensation exceeds $1 million.

A critical Internal Revenue Code requirement for deductibility, in addition to the performance criteria, is that the Committee cannot increase the size of any payout or award, though it may have the discretion to decrease the size of payments and awards. The Company’s annual and long-term incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. For example, under the Key Executive AIP, the Committee established the maximum cash incentive potentially payable to each named executive officer who was an executive officer at the time the Key Executive AIP was approved and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2016, the Committee established maximum incentives potentially payable provided the Company achieved $500 million of revenue from continuing operations in 2016. In the first quarter of 2017, the Committee certified that the Company had met this measure. The Committee then determined the amount of the 2016 annual incentives to be paid by applying the 2016 performance metrics as described in “V. 2016 Compensation Decisions—Annual Incentive Award Program.”

From time to time, the Committee has utilized certain types of restricted stock or units as an incentive and retention tool. These awards may utilize time-based vesting; performance-based vesting that is intended to maintain total deductibility for purposes of Section 162(m), as well as performance-based vesting that retains broader discretion and is therefore not intended to maintain deductibility for purposes of Section 162(m). Where deductibility is not completely maintained (i.e., in the case of time-vesting stock and units, as well as certain performance-vesting awards where broader discretion is maintained), such awards may not be deductible as a compensation expense to the extent the compensation is paid to any Covered Executive and amounts attributable to the potentially non-deductible stock or units awarded, plus any other non-performance-based earnings, exceed $1,000,000 for such Covered Executive in the year the shares or units vest. The Committee believes such time-based restricted stock and restricted stock unit awards and the potentially non-deductible performance-based awards further the best interests of the Company and its stockholders as the awards are an inducement to retain talented executives and align their interests with those of our stockholders.

The Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic

718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards).

VIII. Corporate Governance

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

The Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Committee’s review of 2016 executive compensation, the Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company:

•	Base salaries are generally competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity compensation;

•	Annual cash incentive and long-term incentive programs are capped;

•

Annual long-term incentive awards to executive officers are generally weighted 30% to stock options that vest in four equal annual installments for alignment with stockholders, 20% to time-based restricted stock units that vest in four equal annual installments for retention incentive, and 50% to performance units that cliff vest after three years subject to a relative TSR goal;

•

One-time long-term incentive award (OEA) to senior level employees was awarded as performance-based restricted stock units that vest in four installments over three years subject to defined adjusted EBITDA performance measure(s);

•	Performance cycles for performance units are three years and overlap to reduce incentive to maximize performance in any one period at the expense of another;

•

Annual incentive performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•

The determination of incentive program performance results is generally subject to the Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines, which include retention ratios and holding periods;

•	Adoption of a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Prohibition of executive officers and directors hedging or pledging Company stock.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board initially adopted stock ownership guidelines in 2005 that require certain executive officers to own stock equal in value to a multiple of salary based on the officer’s position. In order to better align with market practices, the Board of Directors revised the terms of these stock ownership guidelines effective June 2, 2014. The stock ownership targets are based on the following multiples of base salary:

Designated Offers Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other officers subject to the guidelines	1

Although there is no specific period of time by which designated officers are required to achieve the applicable ownership guideline, executive officers are expected to make continuous progress toward their respective ownership guideline and to comply with certain retention ratios until their respective guideline has been achieved. The CEO is to hold 75% of “net shares” received from equity awards until the applicable guideline has been achieved. All other designated officers are to hold 50% of “net shares” received from equity until the applicable guideline has been achieved. Following attainment of the applicable stock ownership guideline, designated officers and directors are required to hold 50% of “net shares” received from equity awards for one year from the later of the date of exercise or vesting.

“Net shares” for purposes of these retention ratios and holding periods are defined as those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options or SARs or similar instruments, and after deducting any shares the Company withheld to satisfy tax withholding obligations.

Once a designated officer has achieved the applicable ownership guideline according to an annual valuation, they will be considered in compliance, regardless of any changes in base salary (except for promotional increases) or the price of the Company’s common stock, so long as the officer continues to own at least the number of shares of CEC common stock owned in order to achieve the applicable guideline. If an officer receives a promotion which involves a change in base salary or if an officer does not continue to own at least the number of shares of CEC common stock owned in order to achieve the applicable guideline, then the applicable retention ratio will apply until the applicable ownership guideline is again achieved.

The Committee has discretion to reduce equity awards or to pay a portion of the annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. All designated officers and directors were in compliance with the retention ratio and holding period requirements as of the 2016 annual valuation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

Gregory L. Jackson

Richard D. Wang

Compensation Tables

2016 Summary Compensation Table

The following table shows compensation of our principal executive officer and our principal financial officer as of December 31, 2016 and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2016. Information regarding our former Interim Chief Financial Officer who served during a portion of 2016 is also included. These officers are our 2016 named executive officers. Information regarding amounts in certain columns follows the table.

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Todd S. Nelson	2016	$770,000	$—	$1,257,876	$1,025,597	$1,540,000	$9,680	$4,603,153
President and Chief Executive Officer (1)	2015	$298,375	$1,000,000	$2,655,511	$602,283	$306,991	$35,480	$4,898,640

Andrew J. Cederoth	2016	$327,250	$7,500	$121,298	$182,266	$478,125	$3,687	$1,120,126
Chief Financial Officer (2)

Jeffrey D. Ayers	2016	$387,600	$—	$484,178	$243,582	$969,000	$5,300	$2,089,660
Senior Vice President, General Counsel and Corporate Secretary	2015	$380,000	$—	$97,656	$147,685	$632,347	$9,500	$1,267,188
	2014	$383,000	$124,158	$127,777	$196,307	$93,480	$9,400	$934,122

David C. Czeszewski	2016	$310,814	$—	$340,826	$135,794	$395,890	$5,300	$1,188,624
Senior Vice President and Chief Technology Officer (3)

Andrew H. Hurst	2016	$347,182	$56,000	$415,858	$144,404	$324,403	$5,300	$1,293,147
Senior Vice President—Colorado Technical University (3)	2015	$320,000	$—	$107,136	$79,816	$156,425	$4,265	$667,642

David A. Rawden	2016	$445,027	$—	$—	$—	$—	$—	$445,027
Former Interim Chief Financial Officer (4)	2015	$1,395,925	$—	$—	$—	$—	$—	$1,395,925

(1)	Mr. Nelson joined the Company, and first became an executive officer, on August 12, 2015.

(2)	Mr. Cederoth joined the Company, and first became an executive officer, on April 1, 2016

(3)	2016 was the first year that Mr. Czeszewski was a named executive officer. Accordingly, the compensation disclosed in the Summary Compensation Table for him relates only to compensation for 2016. 2015 was the first year that Mr. Hurst was a named executive officer. Accordingly, the compensation disclosed in the Summary Compensation Table for him relates only to compensation for 2015 and 2016.

(4)	Mr. Rawden is a Director at AlixPartners, a business advisory firm, and provided services as Interim Chief Financial Officer from April 1, 2015 through March 31, 2016 pursuant to an agreement for the provision of interim management services with AP Services, LLC, an affiliate of AlixPartners. Mr. Rawden was not directly compensated by the Company. Amounts included for Mr. Rawden are amounts due pursuant to the agreement with AP Services, LLC with respect to Mr. Rawden’s services as CFO during 2015, which consist of a monthly fee of $130,000, plus (i) a 2% fee to cover indirect administrative costs and (ii) reimbursement of expenses.

Salary.    In December 2016, in recognition and acknowledgement of the Company’s continued focus on providing excellent student service, a one-time lump sum payment was made to all eligible employees, including the executive officers other than Messrs. Nelson and Hurst, in lieu of a typical annual merit increase for 2017. The amount of the lump sum payment to the applicable executive officers was 2% of base salary and is included in the Salary column.

Bonus.    For Mr. Cederoth, this column reflects a 2016 sign-on award in connection with the commencement of his employment with the Company on April 1, 2016. For Mr. Hurst, this column reflects a cash payment pursuant to a June 2015 retention award made prior to Mr. Hurst becoming an executive officer.

Stock and Option Awards.    These columns show the grant date fair value of the restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions used in the valuation of equity-based awards.

Amounts in the Stock Awards column for 2016 (other than for Mr. Cederoth) include the grant date fair value of the OEA awards, one-time performance-based restricted stock awards designed to build a culture of ownership, to put focus on achieving the Company’s strategic plan which will support student outcomes and create stockholder value, and to encourage retention of talent. See “Compensation Discussion & Analysis – V. 2016 Compensation Decisions—Long-Term Incentive Compensation Awards—Additional One-Time Performance-Based Long-Term Incentive Award to Support Business Transformation (OEA)” for information about these awards. Because of the one-time nature of these awards in 2016, the comparability of amounts reported is impacted.

For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date fair value is based upon the probable outcome of such conditions as determined at the date of grant and for all such awards shown, that grant date value is based upon achieving the target level of performance. The OEA awards and Mr. Nelson’s 2016 restricted stock unit awards are the only awards included in these columns that are subject to performance conditions. These awards provide for a single payout amount at each vesting date if the applicable performance conditions are satisfied. The probable outcome of the performance conditions as determined at the date of grant was that the performance measures would be achieved. Because there is no greater payout amount possible, the maximum attainment value is the same as the grant date fair value of these awards at target performance.

Non-Equity Incentive Plan Compensation.    Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year. See “Compensation Discussion and Analysis—V. 2016 Compensation Decisions—Annual Incentive Award Program for Key Executives” and “—Annual Incentive Award Program” for more information regarding these amounts.

In 2013, the Company introduced cash-based performance units which used relative TSR over a three-year performance period as a new long-term incentive vehicle. For Mr. Ayers, the 2015 and 2016 amounts reported in this column also include amounts earned pursuant to the performance units granted in 2013 and 2014, and, for Mr. Czeszewski, the 2016 amount reported in this column also include amounts earned pursuant to the performance units granted in 2014. Because 2015 was the first year that amounts were earned pursuant to this award vehicle, the comparability of amounts reported is impacted.

All Other Compensation.    All Other Compensation for 2016 includes the following components:

Name	Other (a)	Total
Todd S. Nelson	$9,680	$9,680
Andrew J. Cederoth	$3,687	$3,687
Jeffrey D. Ayers	$5,300	$5,300
David C. Czeszewski	$5,300	$5,300
Andrew H. Hurst	$5,300	$5,300
David A. Rawden	$—	$—

(a)	Includes 401(k) plan contributions as well as, for Mr. Nelson, $4,380 for term life insurance premiums. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by applicable regulations.

Grants of Plan-Based Awards in 2016

The following table provides information concerning the awards made to our named executive officers during 2016. Information regarding amounts in certain columns follows the table. All awards were made under the 2008 Plan except for Mr. Cederoth’s May 2016 awards which were made under the 2016 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Todd S. Nelson	02/17/2016	$154,000	$770,000	$1,925,000
	03/07/2016	$500,000	$1,000,000	$2,000,000
	03/07/2016								423,608	$4.49	$1,025,597
	03/07/2016					76,044					$341,438
	03/07/2016					76,044					$341,438
	03/14/2016					125,000					$575,000

Andrew J. Cederoth	04/01/2016	$318,750	$318,750	$637,500
	05/24/2016	$132,813	$265,625	$531,250
	05/24/2016								57,176	$5.96	$182,266
	05/24/2016							10,176			$60,649
	05/24/2016							10,176			$60,649

Jeffrey D. Ayers	02/17/2016	$49,400	$247,000	$570,000
	03/07/2016	$118,750	$237,500	$475,000
	03/07/2016								100,608	$4.49	$243,582
	03/07/2016							18,060			$81,089
	03/07/2016							18,060			$81,089
	03/14/2016					70,000					$322,000

David C. Czeszewski	02/17/2016	$27,425	$137,124	$274,248
	03/07/2016	$60,944	$121,888	$243,776
	03/07/2016								51,216	$4.49	$135,794
	03/07/2016							9,268			$41,613
	03/07/2016							9,268			$41,613
	03/14/2016					56,000					$257,600

Andrew H. Hurst	02/17/2016	$32,440	$162,202	$360,000
	03/07/2016	$70,400	$140,800	$281,600
	03/07/2016								59,644	$4.49	$144,404
	03/07/2016							10,708			$48,079
	03/07/2016							10,708			$48,079
	03/14/2016					69,500					$319,700

David A. Rawden (1)

(1)	Mr. Rawden is a Director at AlixPartners, a business advisory firm, and provided services as Interim Chief Financial Officer from April 1, 2015 through March 31, 2016 pursuant to an agreement for the provision of interim management services with AP Services, LLC, an affiliate of AlixPartners; Mr. Rawden was not directly compensated by the Company.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. AIP General:    The first row of amounts in these columns for each applicable person shows estimated possible future payouts of awards under our 2016 annual cash incentive award program. Amounts provided are calculated on a full year basis using the 2016 annual base salary for each officer. The actual payout amount for Mr. Cederoth was prorated for his partial year of service to the Company. The performance measures and attainment are discussed in “Compensation Discussion and Analysis—V. 2016 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are shown in the 2016 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” AIP Threshold Amounts: For Mr. Cederoth, the threshold amount provided is the minimum amount payable to him under the 2016 annual cash incentive award program on a full year basis pursuant to his employment letter agreement entered into in connection with the commencement of his employment with the Company. For the other named executive officers, the threshold amounts provided are the amounts payable for achieving threshold performance levels under the program; however, performance below the threshold performance levels will result in no payout. For purposes of calculating the threshold amount for these the officers other than Mr. Cederoth, the individual component of the program has been assumed to be $0 because there is no threshold level of performance specified which will provide a minimum amount payable for the individual component. AIP Target Amounts: The program established payout amounts for achievement of target Company and individual performance. AIP Maximum Amounts: The maximum payouts are established by the 2016 Annual Incentive Award Program for Key Executives for those executive officers named therein; for Messrs. Cederoth and Czeszewski, the maximum amount provided is the 200% maximum amount payable with respect to each component of the program.

The second row of amounts in these columns for each applicable person shows estimated possible future payouts of awards (when made) under cash-based performance units granted in 2016 which use relative TSR over a three-year period as the performance measure. The performance units provide for a 50% payout if a threshold level of performance is met, a target payout amount and a maximum payout of 200% of target. If the threshold level of performance is not met, there will be no payout under the performance units. See “Compensation Discussion and Analysis—V. 2016 Compensation Decisions—Long-Term Incentive Compensation Awards” for more information regarding the grant of performance units in 2016.

Estimated Future Payouts Under Equity Incentive Plan Awards.    For Mr. Nelson, the first two numbers of shares in these columns relate to annual awards of performance-based restricted stock units. All other numbers of shares in these columns for the named executive officers relate to the OEA awards, one-time performance-based restricted stock unit awards designed to build a culture of ownership, to put focus on achieving the Company’s strategic plan which will support student outcomes and create stockholder value, and to encourage retention of talent. All awards reflected in these columns provide for a single payout amount at each vest date if the applicable performance conditions are satisfied. That number of shares is provided in the chart as the target. There are no threshold or maximum payouts for these awards. The performance targets and vesting provisions for these awards in 2016 are discussed above in “Compensation Discussion & Analysis – V. 2016 Compensation Decisions—Long-Term Incentive Compensation Awards.”

All Other Stock Awards.    This column shows the number of time-vesting restricted stock units granted to each of the named executive officers during 2016. These awards vest 25% per year over four years, subject to continued employment with the Company (one award settles in stock and the other in cash).

All Other Option Awards.    This column shows the number of stock options granted to each of the named executive officers during 2016. These options become exercisable 25% per year over four years, subject to continued employment with the Company.

Exercise or Base Price of Option Awards.    This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

Grant Date Fair Value of Stock and Option Awards.    This column shows the grant date fair value of the 2016 restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 13 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2016

The following table includes information as of December 31, 2016 about all unexercised options to purchase shares of our common stock and unvested restricted stock units held by the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (1)	Number of Securities Underlying Unexercised Options— Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Todd S. Nelson	03/07/2016	—	423,608	$4.49	03/07/2026	—		$—	76,044	(4)	$767,284
	03/07/2016	—	—	—	—	—		$—	76,044	(5)	$767,284
	03/14/2016	—	—	—	—	—		$—	125,000	(6)	$1,261,250
	08/12/2015	62,683	188,049	$4.15	08/12/2025	44,643	(7)	$450,448	—		$—
	08/12/2015	—	—	—	—	44,643	(8)	$450,448	—		$—
	08/12/2015	—	—	—	—	260,417	(9)	$2,627,608	—		$—

Andrew J. Cederoth	05/24/2016	—	57,176	$5.96	05/24/2026	10,176	(10)	$102,676	—		$—
		—	—	—	—	10,176	(11)	$102,676	—		$—

Jeffrey D. Ayers	03/07/2016	—	100,608	$4.49	03/07/2026	18,060	(12)	$182,225	—		$—
	03/07/2016	—	—	—	—	18,060	(13)	$182,225	—		$—
	03/14/2016	—	—	—	—	—		$—	70,000	(6)	$706,300
	03/06/2015	10,995	32,985	$5.90	03/06/2025	6,207	(14)	$62,629	—		$—
	03/06/2015	—	—	—	—	6,207	(15)	$62,629	—		$—
	03/04/2014	23,770	23,770	$7.33	03/04/2024	8,716	(16)	$87,944	—		$—
	03/04/2013	58,179	19,393	$2.72	03/04/2023	10,666	(17)	$107,620	—		$—
	03/01/2012	20,364	—	$8.63	02/28/2022	—		$—	—		$—
	03/14/2011	27,196	—	$21.80	03/13/2021	—		$—	—		$—
	03/03/2010	23,552	—	$29.02	03/02/2020	—		$—	—		$—
	02/25/2009	21,540	—	$26.15	02/24/2019	—		$—	—		$—
	03/13/2008	39,500	—	$13.32	03/12/2018	—		$—	—		$—
	02/25/2008	5,000	—	$15.32	02/24/2018	—		$—	—		$—

David C. Czesewski	03/07/2016	—	51,216	$4.49	03/07/2026	9,268	(12)	$93,514	—		$—
	03/07/2016	—	—	—	—	9,268	(13)	$93,514	—		$—
	03/14/2016	—	—	—	—	—		$—	56,000	(6)	$565,040
	03/06/2015	5,426	16,278	$5.90	03/06/2025	3,063	(14)	$30,906	—		$—
	03/06/2015	—	—	—	—	3,063	(15)	$30,906	—		$—
	03/04/2014	—	—	—	—	8,370	(18)	$84,453	—		$—
	03/04/2013	—	—	—	—	6,760	(17)	$68,208	—		$—
	03/19/2007	5,000	—	$29.68	03/18/2017	—		$—	—		$—

Andrew H. Hurst	03/07/2016	—	59,644	$4.49	03/07/2026	10,708	(12)	$108,044	—		$—
	03/07/2016	—	—	—	—	10,708	(13)	$108,044	—		$—
	03/14/2016	—	—	—	—	—		$—	69,500	(6)	$701,255
	06/12/2015	—	—	—	—	9,062	(19)	$91,436	—		$—
	03/06/2015	5,926	17,778	$5.90	03/06/2025	3,345	(14)	$33,751	—		$—
	03/06/2015	—	—	—	—	3,345	(15)	$33,751	—		$—
	05/12/2014	11,402	11,404	$5.00	05/12/2024	7,318	(19)	$73,839	—		$—
	05/12/2014	—	—	—	—	7,318	(20)	$73,839	—		$—

David A. Rawden (3)	—	—	—	—	—	—		—	—		$—

(1)	Unless otherwise indicated, stock options become exercisable 25% per year over four years.

(2)	The dollar value of these awards is calculated using the closing market price of $10.09 per share of our common stock on December 30, 2016, as reported on NASDAQ.

(3)	Mr. Rawden is a Director at AlixPartners, a business advisory firm, and provided services as Interim Chief Financial Officer from April 1, 2015 through March 31, 2016 pursuant to an agreement for the provision of interim management services with AP Services, LLC, an affiliate of AlixPartners; Mr. Rawden was not directly compensated by the Company.

(4)	One-fourth of these restricted stock units vest on each of March 14, 2017, 2018, 2019 and 2020, subject to satisfaction of the performance condition.

(5)	One-fourth of these cash-settled restricted stock units vest on each of March 14, 2017, 2018, 2019 and 2020, subject to satisfaction of the performance condition.

(6)	These OEA performance-based restricted stock units vest 20% on March 14, 2017, 50% on March 14, 2018 and 30% on March 14, 2019, subject in each case to the achievement of the applicable EBITDA performance measure(s).

(7)	One-third of these restricted stock units vest on each of September 14, 2017, 2018 and 2019.

(8)	One-third of these cash-settled restricted stock units vest on each of September 14, 2017, 2018 and 2019.

(9)	These cash-settled restricted stock units vest on September 14, 2017.

(10)	One-fourth of these restricted stock units vest on each of June 14, 2017, 2018, 2019 and 2020.

(11)	One-fourth of these cash-settled restricted stock units vest on each of June 14, 2017, 2018, 2019 and 2020.

(12)	One-fourth of these restricted stock units vest on each of March 14, 2017, 2018, 2019 and 2020.

(13)	One-fourth of these cash-settled restricted stock units vest on each of March 14, 2017, 2018, 2019 and 2020.

(14)	One-third of these restricted stock units vest on each of March 14, 2017, 2018 and 2019.

(15)	One-third of these cash-settled restricted stock units vest on each of March 14, 2017, 2018 and 2019.

(16)	One-half of these restricted stock units vest on each of March 14, 2017 and 2018.

(17)	These cash-settled restricted stock units vested on March 14, 2017.

(18)	One-half of these cash-settled restricted stock units vest on each of March 14, 2017 and 2018.

(19)	One-half of these restricted stock units vest on each of June 14, 2017 and 2018.

(20)	One-half of these cash-settled restricted stock units vest on each of June 14, 2017 and 2018.

Option Exercises and Stock Vested for 2016

The following table includes information regarding option exercises by our named executive officers and vesting of restricted stock and restricted stock units held by them during the year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Todd S. Nelson	—	—	290,179	$1,909,378
Andrew J. Cederoth	—	—	—	$—
Jeffrey D. Ayers	—	—	19,162	$88,145
David C. Czeszewski	—	—	15,412	$67,646
Andrew H. Hurst	—	—	14,079	$77,797
David A. Rawden	—	—	—	$—

(1)	The aggregate dollar value realized on exercise was calculated by multiplying the number of shares acquired upon vesting by the difference between the market price of the Company’s common stock as reported on NASDAQ at exercise and the exercise price.

(2)	The aggregate dollar value realized on vesting was calculated by multiplying the number of restricted stock units (stock and cash settled) which vested by the closing price of the Company’s common stock as reported on NASDAQ on the vesting date.

Employment Arrangements and Potential Payments upon Termination or Change in Control

None of our current named executive officers has a fixed term employment contract and all are “at will” employees. However, we have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer employed by the Company at December 30, 2016 (the last business day of 2016) for such terminations is shown in the tables below under the heading “Potential Payments.” Our former Interim Chief Financial Officer, David Rawden, was not directly compensated by the Company. His services were provided through an agreement with AP Services, LLC, an affiliate of Alix Partners. No additional compensation was due upon Mr. Rawden’s departure from the Company.

Executive Severance Plan.    The Company’s executive officers are eligible to participate in the Company’s Executive Severance Plan and may be eligible to receive benefits thereunder in the event such an executive officer’s employment is involuntarily terminated. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an eligible executive officer’s employment is terminated involuntarily by the Company and, if so, whether such eligible executive officer will receive benefits under this plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under this plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations that will last for one year (such agreement, a “Separation Agreement”). The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Severance benefits under this plan include base pay, target cash incentive payments under the Company’s annual incentive program and certain benefits coverage, as follows:

•

A lump sum payment equal to the sum of (1) the terminating executive’s annual salary at the time of termination, plus (2) an amount equal to the terminating executive’s target bonus for the year in which termination occurs.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for one year.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Severance Arrangements Pursuant to Nelson Letter Agreement.    Pursuant to Mr. Nelson’s employment letter agreement entered into on July 30, 2015 when he joined the Company (the “Nelson Letter Agreement”), Mr. Nelson is entitled to certain enhanced severance benefits. Mr. Nelson is entitled to receive the following payments and benefits if terminated by the Company without cause or if he resigned for good reason (as such terms are defined in the Nelson Letter Agreement, and each a “Qualifying Termination”), subject to his execution and non-revocation of a general release of claims: (i) a lump sum payment equal to two times the sum of his annual base salary and target cash annual incentive, (ii) a pro rata portion of the cash annual incentive for the year in which the termination occurs, based on actual performance, and (iii) partially subsidized COBRA insurance premiums so that Mr. Nelson pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for 18 months.

Incentive Plan Termination of Employment Provisions.    Under the 2016 Plan and 2008 Plan (except as provided below for Mr. Nelson), outstanding restricted stock, restricted stock unit and performance unit awards immediately vest and become non-forfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. The amount payable with respect to the outstanding performance units in case of death or disability will be a pro rata amount of the target value based on the length of service during the three-year performance period. For outstanding stock option awards (except as provided below for Mr. Nelson), if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than cause, options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unexercisable options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options to purchase shares of our stock.

Mr. Ayers also holds exercisable options under our prior plan, the Career Education Corporation 1998 Employee Incentive Compensation Plan (as amended, the “1998 Plan”). The effect of a termination of employment on these options is consistent with that described above for options under the 2016 Plan and 2008 Plan that are exercisable on the date of termination except in the event of retirement, in which case the options held under the 1998 Plan will remain exercisable until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date.

The stock option, restricted stock unit and performance unit awards made to Mr. Nelson in 2015 include vesting provisions that differ from those described above. In the event of a Qualifying Termination: (i) the stock options vest in full on the termination date and remain exercisable for three years after termination; (ii) the restricted stock units vest in full on the termination date, subject to achievement of any applicable performance measure; and (iii) the performance unit award vests pro rata based on time employed and actual performance results with payment at such time as the award would otherwise be payable. In the event of death or disability, the stock options vest in full and remain exercisable for one year, the restricted stock units vest in full and the performance unit award vests and becomes payable at the target level. In the event of retirement, vested stock options rights remain exercisable for three years following such retirement, but in no event beyond their original term. The special vesting provisions described in this paragraph do not apply to Mr. Nelson’s 520,834 cash-settled restricted stock units granted in 2015 as part of his sign-on award; the vesting provisions of those restricted stock units are as set forth above under the heading “Incentive Plan Termination of Employment Provisions.”

Equity Plan Change in Control Provisions.    Under the 2016 Plan and 2008 Plan, a change in control is deemed to have occurred if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 35% of our common stock.

•

Our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	The consummation of a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2016 Plan and 2008 Plan are “double-trigger” plans that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause (as defined in the applicable plan) during the two-year period following the change in control, that award holder’s stock options shall become exercisable and shares of restricted stock, restricted stock units and performance units shall become vested. All performance goals will be deemed to have been met.

Notwithstanding the foregoing, if a Qualifying Termination occurs within 18 months after a change in control, then the performance unit award granted to Mr. Nelson in 2015 will vest and be paid to Mr. Nelson based on the greater of target performance or actual performance as of the date of the change in control.

The only awards outstanding under the 1998 Plan are currently exercisable stock options.

Potential Payments.    The following tables describe the benefits to which the named executive officers who were employed by the Company at December 30, 2016 would have been entitled under the arrangements described above (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination, (b) retirement, (c) an involuntary termination other than for cause, (d) the named executive officer’s death or disability, or (e) a termination for cause (as defined in the applicable plan or any applicable employment letter agreement), in any such case on December 30, 2016, or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 30, 2016. For Mr. Nelson, the involuntary termination other than for cause scenario also includes a resignation by Mr. Nelson for good reason (as defined in the Nelson Letter Agreement). Information regarding the calculation of certain amounts is provided below the tables. Information regarding non-discriminatory group welfare benefit plans is excluded from the tables below as permitted by applicable regulations.

Todd S. Nelson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$3,080,000	$—	$—	$3,080,000
Accrued Annual Incentive	$1,540,000	$1,540,000	$1,540,000	$1,540,000	$—	$1,540,000
Restricted Stock Units	$—	$—	$900,896	$6,324,321	$—	$6,324,321
Stock Options	$—	$2,896,165	$1,117,011	$3,489,216	$—	$3,489,216
Performance Units	$—	$—	$581,901	$1,333,333	$—	$2,000,000

Benefits and Perquisites:
Life Insurance Proceeds	$—	$—	$—	$770,000	$—	$—
COBRA Benefits	$—	$—	$21,940	$—	$—	$21,940
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$1,540,000	$4,436,165	$7,249,248	$13,456,870	$—	$16,462,977

Andrew J. Cederoth
Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$743,750	$—	$—	$743,750
Accrued Annual Incentive	$478,125	$478,125	$—	$478,125	$—	$—
Restricted Stock Units	$—	$—	$—	$205,352	$—	$205,352
Stock Options	$—	$177,103	$—	$236,137	$—	$236,137
Performance Units	$—	$—	$—	$88,542	$—	$265,625

Benefits and Perquisites:
COBRA Benefits	$—	$—	$5,398	$—	$—	$5,398
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$478,125	$655,228	$756,648	$1,008,156	$—	$1,463,762

Jeffrey D. Ayers
Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$627,000	$—	$—	$627,000
Accrued Annual Incentive	$494,000	$494,000	$—	$494,000	$—	$—
Restricted Stock Units	$—	$—	$—	$1,391,572	$—	$1,391,572
Stock Options	$—	$769,292	$—	$910,144	$—	$910,144
Performance Units	$475,000	$475,000	$475,000	$712,500	$—	$950,000

Benefits and Perquisites:
COBRA Benefits	$—	$—	$13,990	$—	$—	$13,990
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$969,000	$1,738,292	$1,123,490	$3,508,216	$—	$3,900,206

David C. Czeszewski

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$441,844	$—	$—	$441,844
Accrued Annual Incentive	$274,248	$274,248	$—	$274,248	$—	$—
Restricted Stock Units	$—	$—	$—	$966,541	$—	$966,541
Stock Options	$—	$283,312	$—	$355,014	$—	$355,014
Performance Units	$121,642	$121,642	$121,642	$240,405	$—	$360,730

Benefits and Perquisites:
COBRA Benefits	$—	$—	$9,295	$—	$—	$9,295
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$395,890	$679,202	$580,281	$1,836,208	$—	$2,140,924

Andrew H. Hurst

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$594,000	$—	$—	$594,000
Accrued Annual Incentive	$324,403	$324,403	$—	$324,403	$—	$—
Restricted Stock Units	$—	$—	$91,436	$1,223,957	$—	$1,223,957
Stock Options	$—	$383,041	$—	$466,543	$—	$466,543
Performance Units	$—	$—	$—	$132,267	$—	$268,800

Benefits and Perquisites:
COBRA Benefits	$—	$—	$10,677	$—	$—	$10,677
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$324,403	$707,444	$703,613	$2,147,170	$—	$2,571,477

Lump Sum.    Except for certain enhanced benefits for Mr. Nelson pursuant to the Nelson Letter Agreement, severance arrangements for the named executive officers are governed by the Company’s current Executive Severance Plan, which is described above in this “Potential Payments upon Termination or Change in Control” section.

Accrued Annual Incentive.    The Company’s cash annual incentive program is a calendar year program. Assuming a December 31, 2016 termination date for purposes of this item, the named executive officers would receive the cash incentive accrued and payable for calendar year 2016 (other than a for cause termination). Amounts payable pursuant to the annual incentive program are not duplicative of amounts payable pursuant to the Executive Severance Plan, and therefore the tables above include annual incentive amounts as part of the “Lump Sum” amount payable pursuant to the Executive Severance Plan in the event of an involuntary termination other than for cause (except for Mr. Nelson whose employment letter agreement provides for enhanced severance benefits).

Restricted Stock Units.    For purposes of the tables above, compensation for the vesting of time-based and performance-based restricted units equals the $10.09 closing price per share of our common stock as reported on NASDAQ on December 30, 2016, multiplied by the number of vesting units. All outstanding performance conditions are assumed to have been met.

Performance Units.    Compensation with respect to the performance units granted in 2014 was earned on December 31, 2016. Assuming a December 31, 2016 termination date for purposes of this item, the applicable named executive officers would receive payment thereunder (other than a for cause termination). Compensation with respect to the performance units granted in 2015 and 2016 for the events in the tables above reflect the outcomes provided for pursuant to the terms of the performance units. Mr. Nelson’s 2015 performance unit has vesting provisions which differ from those granted to other participants. If Mr. Nelson’s termination is an involuntary not for cause termination (or a resignation by him for good reason), his 2015 performance unit vests pro rata and becomes payable based on time employed and the actual performance result over the three-year performance period. If Mr. Nelson’s termination is an involuntary not for cause termination (or a resignation by him for good reason) within 18 months after a change in control, his 2015 performance unit vests at the greater of target performance or actual performance measured as of the date of the change in control. As these amounts are indeterminable at this time, the table above assumes payment based on target performance in these two scenarios for Mr. Nelson’s 2015 performance unit.

Stock Options.    Stock option compensation for the events in the tables above equals the difference between the exercise price and the $10.09 closing price of our common stock as reported on NASDAQ on December 30, 2016, multiplied by the number of options or rights becoming exercisable in connection with the termination event.

Life Insurance Proceeds.    The amount included for Mr. Nelson relates to a Company-paid group life insurance plan which provides for a higher maximum payout for the chief executive officer than for other participants.

COBRA Benefits.    The Executive Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible (or the COBRA period, if shorter), if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. Amounts in the table above calculated pursuant to the current Executive Severance Plan assume one year of partially subsidized COBRA premiums, except for Mr. Nelson whose employment letter agreement provides for 18 months of COBRA benefits.

Outplacement.    The Executive Severance Plan provides that the Company will provide outplacement assistance from a provider selected by the Company and upon the terms and conditions as shall be communicated to the executive at the time of his or her employment termination or as soon as possible thereafter. Therefore, amounts in the table above are estimates only.

Normal Retirement.    For purposes of the tables above, the named executive officers are assumed to be retirement eligible under the 2016 Plan and 2008 Plan.

Change in Control.    The Company’s Executive Severance Plan governs the severance arrangements applicable to the named executive officers in the tables above (except that Mr. Nelson has certain enhanced severance benefits). The Company’s Executive Severance Plan does not contain provisions addressing change in control. For purposes of determining amounts payable to the named executive officers assuming a concurrent change in control and termination of employment effective December 31, 2016, the termination is deemed to be involuntary not for cause termination.

AUDIT-RELATED MATTERS

Report of the Audit Committee of the Board of Directors

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with management.

(2)	Discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

(3)	Received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with us concerning independence, and have discussed with Grant Thornton LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

Kenda B. Gonzales

Leslie T. Thornton

Richard D. Wang

Change in Independent Registered Public Accounting Firm

The Audit Committee completed a competitive selection process for an audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015. As a result of this process, on September 4, 2015, the Audit Committee approved the dismissal of Ernst & Young LLP from that role, effective immediately. The reports of Ernst & Young LLP on the Company’s consolidated financial statements for the fiscal year ended December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2014, and the subsequent interim period through September 4, 2015, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years. Also during this time, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

On September 4, 2015, the Audit Committee approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015, effective immediately. During the fiscal year ended December 31, 2014, and the subsequent interim period through September 4, 2015, neither the Company nor anyone on its behalf consulted with Grant Thornton LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Fees and Services

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Grant Thornton LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Fees Paid to Independent Public Accounting Firms

The following is a summary of the approximate fees billed to us by Grant Thornton LLP for professional services provided for fiscal years ended December 31, 2015 and 2016.

Fee Category	2016	2015
Audit Fees (1)	$1,460,086	$1,482,241
Audit-Related Fees	$—	$—
Tax Fees (2)	$—	$—
All Other Fees	$—	$—

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards as well as any related expenses reimbursable by the Company incurred during the audit. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

ITEMS TO BE VOTED ON

PROPOSAL 1: Election of Directors

The Board of Directors has nominated the eight director candidates named below. Each of the nominees is currently serving as a director of Career Education Corporation and is running for re-election. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2018 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement below to serve as directors of CEC.

The Board of Directors has affirmatively determined that each of the director nominees, except for Mr. Nelson who serves as President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her Board Committee memberships. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Exchange Act as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 73, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 1, 2007 to December 31, 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of publicly-held CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; and Prism Technologies Group, Inc., an on-line insurance provider; as well as MacDonald Dettwiler, a global communications and information company listed on the Toronto Stock Exchange. He also served as a director of Allscripts Healthcare Solutions, Inc., a public provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations, from September 2010 to May 2016; LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; and Sapient Corporation, a public global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.
Investment Management and Other Financial Expertise	Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the Chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the recent global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA Financial for 15 years.
Marketing	Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.
Governance	Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Digital Business and Information Technology	Mr. Chookaszian brings a wealth of information technology business experience to the Board which he gained throughout his career from his experience as a management consultant for eight years with Deloitte working on the design and development of major computer systems with a heavy emphasis on system controls and integration with enterprise financial systems, his role as chief information officer at CNA where he was directly involved in the selection of database technology and computer control infrastructure and his service on the board of directors of a number of firms involved in information technology services, as well as additional positions. This experience provides additional insight regarding the strengths and potential risks related to the Company’s online programs and technology infrastructure.
Cyber Security	Mr. Chookaszian’s experience as chief information officer and CEO of CNA and as CEO of an internet based financial advice provider where he was deeply involved in the design and development on the internet infrastructure and security systems of the application, coupled with additional insight gained from service on the board of directors of a number of information technology services companies, provides the Board with assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained in the Company’s systems.

Kenda B. Gonzales	Director since October 2016

Ms. Gonzales, age 59, has served as Chief Financial Officer of Harrison Properties LLC, a Phoenix based industrial real estate management company, since June 2007. Ms. Gonzales served as Chief Financial Officer of Apollo Group, Inc. from October 1998 to November 2006, as Senior Executive Vice President and Chief Financial Officer of UDC Homes Inc. from July 1996 to August 1998, and as Senior Vice President and Chief Financial Officer of Continental Homes Holding Corp. from May 1985 to July 1996. Ms. Gonzales began her career as a certified public accountant with Peat, Marwick, Mitchell and Company. She serves as a member of the Advisory Board of the Scottsdale Branch of the First Western Trust Bank and formerly served as an independent member and Chair of the Audit Committee of the board of directors of Main Street Restaurant Group, Inc., a former public company restaurant operator, from 2003 to 2006 and as the Chair of the Audit Committee (from 2010 to 2013) and Community Expert member (from 2009 to 2015) of the Arizona Board of Regents. Ms. Gonzales received a Bachelor of Accountancy degree from the University of Oklahoma and is a certified public accountant.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Gonzales’ prior experience in the for-profit education industry provides knowledge and background important to fulfilling the role of a director of the Company.
Strategic Planning and Growth Initiatives	Ms. Gonzales is a senior financial executive with over 25 years of experience leading corporations through complex capital market transactions, mergers and acquisitions and reorganizations/turnarounds which provides additional insight and experience to the Board.

Expertise	Attributes and Skills
Investment Management and Other Financial Expertise	Ms. Gonzales’ service in multiple financial roles adds significant financial and accounting expertise to the Board.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 72, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently a director of publicly-held Capital One Financial Corporation, a diversified financial services holding company; Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions of which he is chairman of the board; and Waste Management, Inc., a leading provider of comprehensive waste management services. He has also served on the board of directors of Mobius Management System, Inc. from 2002 to 2007, Computer Network Technology Corporation from 1997 to 2005 and Taleo Corporation from 2006 to 2012. He attended Cornell University and received a Bachelor of Engineering Science degree from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.
Investment Management and Other Financial Expertise	Mr. Gross’ background in financial reporting and financing of companies, both smaller NASDAQ companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.
Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.
Governance	Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, NASDAQ and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.

Expertise	Attributes and Skills
Digital Business and Information Technology	Mr. Gross has been involved with the information technology business for more than four decades. He has been involved with applying evolving digital models and advanced analytics during this period. For more than 30 years, he led the application of advanced IT and analytics for major corporations and government agencies for the firm he co-founded. In addition, for the past 15 years Mr. Gross has advised and served on the boards of a number of information technology and data analytics firms providing, among others, internet commerce applications, software as a service, security software, advanced test-and-learn analytics and propriety marketing data and analytics.
Cyber Security	Based on the foundation of his experience in information technology and his service on the boards of an information access security company and an email security firm, Mr. Gross has gained insight into the board oversight of cyber security from his service on the boards and risk committees of a major financial institution, a large national logistics and distribution firm and others. With this background, he provides the Board with insight and assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained with the Company’s databases.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 50, is currently a managing partner with Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science degree from the University of Utah and his Master of Business Administration from the University of Chicago.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.
Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 73, has served as Chairman of the Board since October 26, 2015, and served as Lead Director of the Board from February 2015 until his appointment as Chairman. Mr. Lally served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally also served on the board of trustees of Briarcliffe College, one of the Company’s institutions, from January 2011 until October 2015. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.
Investment Management and Other Financial Expertise	Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies that informs the Board’s analyses about the Company’s options.
Governance	Mr. Lally’s interest and focus on corporate governance matters facilitates the Board’s development and review of corporate governance initiatives and the fulfillment of its corporate governance responsibilities.

Todd S. Nelson	Director since August 2015

Mr. Nelson, age 58, has served as President and Chief Executive Officer of the Company since August 2015. Prior to joining the Company, Mr. Nelson served as a director of Education Management Corporation from February 2007 through November 2013, including serving as Chairman of the Board of Directors from August 2012 until November 2013. He was also Education Management Corporation’s Chief Executive Officer from February 2007 to August 2012, and its President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant after departing Education Management Corporation and from January 2006 through January 2007. Mr. Nelson worked for Apollo Group, Inc. (now known as Apollo Education Group, Inc.) from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc., including serving as President from February 1998 until January 2006, Chief Executive Officer from August 2001 until January 2006, and Chairman of the Board from June 2004 until January 2006. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984. Mr. Nelson received a Bachelor of Science degree in marketing from Brigham Young University and his Master of Business Administration from the University of Nevada.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Mr. Nelson’s career has focused on the for-profit education industry for nearly 30 years, which brings the Board his valuable and comprehensive understanding of the Company and the industry in which it operates.
Strategic Planning and Growth Initiatives	Mr. Nelson has experienced and led strategic growth initiatives during his prior industry positions, which provides insight and perspective as the Company implements its transformation strategy and seeks a return to sustainable growth.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 58, served as Lead Independent Director of the Board from October 2011 through May 2013. Ms. Thornton has been Vice President and General Counsel of WGL Holdings, Inc. (“WGL”) and Washington Gas Light Company, a wholly-owned subsidiary of WGL, since January 2012, having joined WGL as Counsel to the Chairman in November 2011. WGL, a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Prior to joining the Company, Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until 2011 and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education. Ms. Thornton was also in charge of Continuity of Operations of Government for the Department of Education. Ms. Thornton holds a Bachelor of Arts degree from the University of Pennsylvania and a law degree from Georgetown University Law Center.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.
Governance	Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continues to develop such expertise in her capacity as Vice President and General Counsel of WGL. In addition, Ms. Thornton is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors and also by participating in several NACD panels as a subject matter expert in cyber security.

Expertise	Attributes and Skills
Cyber Security	In her position at WGL, Ms. Thornton has gained experience regarding cyber threats and other cyber security matters, including data breaches, which provides the Board with a valuable resource on these topics. Ms. Thornton co-authored a treatise chapter on privacy and security in the 2013 Thomson Reuters/WestLaw series entitled Successful Partnering Between Inside and Outside Counsel, is a requested speaker on these issues and has been quoted in news outlets on the topic. She also completed her master of laws degree in National Security Law (with a cyber security focus) at Georgetown Law School in 2016.

Richard D. Wang	Director since March 2015

Mr. Wang, age 42, has served as co-founder and managing member at Tenzing Global Investors LLC, an equity investment firm, since its formation in 2011. From 2009 until 2010, he served as a Portfolio Manager at Green Arrow Capital, an affiliate of institutional alternative asset manager Millennium Management. From 2004 until 2009, he served as an Analyst, Managing Director and Head of Consumer and Retail Sectors at Och-Ziff Capital Management, an institutional alternative asset manager. From 2000 to 2002, Mr. Wang was an Associate at The Pritzker Organization, the merchant banking arm for the Pritzker family of Chicago. From 1997 to 2000, he was an Associate Consultant at L.E.K. Consulting, the strategic consulting and mergers and acquisitions advisory firm. Mr. Wang received a Bachelor of Arts degree in Economics from The University of Chicago and a Master of Business Administration from Stanford Graduate School of Business.

On March 10, 2015, the Company entered into an agreement (the “Tenzing Agreement”) with Tenzing Global Management LLC (“Tenzing Global Management”), Tenzing Global Investors LLC, Tenzing Global Investors Fund I LP and Richard D. Wang (collectively, “Tenzing Global”). Tenzing Global beneficially owns, in the aggregate, 1,878,616 shares of the Company’s common stock (or approximately 2.7% of the outstanding common stock). Pursuant to the Tenzing Agreement, on March 10, 2015, the Company (i) appointed Mr. Wang to the Board, with a term expiring at the 2015 Annual Meeting of Stockholders, and (ii) nominated Mr. Wang to stand for election as a director at the 2015 Annual Meeting. In connection with its entering into the Tenzing Agreement, Tenzing Global agreed to, among other things, certain standstill and voting provisions, including an agreement to vote all of the shares of common stock beneficially owned by Tenzing Global for the election of each of the Company’s director nominees. These standstill and voting provisions expired on the day after the 2016 Annual Meeting.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Wang’s varied experience focusing on companies at Tenzing Global complements and enhances the Board’s discussions around ways to continue moving Career Education along a path toward sustained financial strength and excellent outcomes for students.
Investment Management and Other Financial Expertise	Mr. Wang’s investment management expertise gained at Tenzing Global and Och-Ziff Capital brings new and fresh perspectives from the investment community to our Board.

PROPOSAL 2: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company will hold a non-binding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote (see Proposal 3) or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our 2016 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive programs so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3: Advisory Vote to Recommend Frequency of Advisory Vote to Approve Executive Compensation

The Dodd-Frank Act also enables the Company’s stockholders to recommend how frequently the Company should hold an advisory Say-on-Pay vote on the compensation of our named executive officers. We are required to hold an advisory vote regarding the frequency of Say-on-Pay votes every six years. By voting on this Proposal 3, stockholders may indicate how frequently they would prefer an advisory Say-on-Pay vote on named executive officer compensation: once every one, two, or three years. Stockholders also have the option to abstain from voting on this matter. Starting with our annual meeting in 2011, we have held annual Say-on-Pay votes.

The Board of Directors has determined that an advisory vote to approve executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for an annual interval for the advisory vote to approve executive compensation.

The Company is providing this vote as required pursuant to Schedule 14A of the Exchange Act. The Board will take the results of the vote into account when deciding when to call for the next advisory vote to approve executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by the Company’s stockholders.

The Board of Directors recommends a vote FOR ONE YEAR, on an advisory basis, as the frequency of holding future advisory votes to approve executive compensation paid by the Company to its named executive officers.

PROPOSAL 4: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2017. The Company is asking you to ratify that appointment. The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Grant Thornton LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2018. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proxies will be voted for the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Grant Thornton LLP representatives will be present at the Annual Meeting and may make a statement if Grant Thornton LLP would like to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratifying the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017.

OTHER INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of March 27, 2017 as a group.

	Common Stock Beneficially Owned as of March 27, 2017
Name	Shares of Common Stock Owned		Subject to RSUs Vesting Within 60 Days(1)	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned
Directors (3)
Dennis H. Chookaszian	7,000	(5)	9,746	170,664	187,410		*
Kenda B. Gonzales	—		—	—	—		*
Patrick W. Gross	3,400		9,746	170,664	183,810		*
Gregory L. Jackson	13,672		9,746	146,664	170,082		*
Thomas B. Lally	20,000	(6)	9,746	170,664	200,410		*
Leslie T. Thornton	5,000		9,746	170,664	185,410		*
Richard D. Wang	1,850,000	(7)	1,952	26,664	1,878,616		2.73%

Named Executive Officers
Todd S. Nelson	34,150		—	168,585	202,735		*
Andrew J. Cederoth	—		—	—	—		*
Jeffrey D. Ayers	49,608		—	297,521	347,129		*
David C. Czeszewski	30,914		—	23,656	59,570		*
Andrew H. Hurst	22,328		—	38,165	60,493		*
David A. Rawden	—		—	—	—	(8)	*
All directors and executive officers as a group (14 persons (4))	2,060,657		50,682	1,398,073	3,514,412		5.01%

*	Denotes beneficial ownership of less than one percent.

(1)	Amounts in this column for directors (other than Mr. Nelson) are vested deferred stock units, with each vested deferred stock unit representing the right to receive one share of common stock upon termination of service to the Company.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of March 27, 2017, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Mr. Nelson, whose beneficial ownership is provided under “Named Executive Officers” in the table above.

(4)	Excludes Mr. Rawden as he did not serve as an executive officer or director of the Company on March 27, 2017.

(5)	Indirect by spouse.

(6)	Joint with spouse.

(7)	Includes 1,293,448 shares of common stock held by Tenzing Global Investors Fund I LP (“Fund I”), and 556,552 shares of common stock held by accounts managed by Tenzing Global Management LLC on a discretionary basis (the “Parallel Account”). Tenzing Global Management LLC is the investment advisor of Fund I. Mr. Wang is the Managing Member of Tenzing Global Management LLC, and may be deemed to share voting and investment power over the shares held of record by each of Fund I and the Parallel Account. Mr. Wang disclaims beneficial ownership of all shares held by Fund I and the Parallel Account except to the extent of his pecuniary interest therein. The shares held by Fund I and the Parallel Account are held in prime brokerage margin accounts.

(8)	Based on the most recent information reported to the Company.

Security Ownership of Principal Stockholders

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 27, 2017. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of March 27, 2017.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
BlackRock, Inc. (1)	7,666,825	11.15%
55 East 52nd Street, New York, NY 10055
Frontier Capital Management Co., LLC (2)	6,779,237	9.86%
99 Summer Street, Boston, MA 02110
Renaissance Technologies LLC (3)	4,274,462	6.22%
800 Third Avenue, New York, NY 10022
Dimensional Fund Advisors LP (4)	4,221,993	6.14%
Building One, 6300 Bee Cave Road, Austin, TX 78746
T. Rowe Price Associates, Inc. (5)	3,688,544	5.36%
100 E. Pratt Street, Baltimore, Maryland 21202
Steven D. Lebowitz. (6)	3,625,066	5.27%
439 N. Bedford Drive, Beverly Hills, CA 90210

(1)	As reported on a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power with respect to 7,514,744 of these shares and sole dispositive power with respect to all of these shares.

(2)	As reported on a Schedule 13G filed with the SEC on February 10, 2017 by Frontier Capital Management Co., LLC, which reported sole voting power with respect to 3,096,008 shares and sole dispositive power over 6,779,237 shares.

(3)	As reported on a Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, which reported sole voting power with respect to 4,198,530 shares, sole dispositive power over 4,258,007 shares and shared dispositive power over 16,455 shares.

(4)	As reported on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, which reported sole voting power with respect to 4,002,040 shares and sole dispositive power over 4,221,993 shares.

(5)	As reported on a Schedule 13G filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc., which reported sole voting power with respect to 432,453 shares and sole dispositive power with respect to 3,688,544 shares, and T. Rowe Price Small-Cap Value Fund, Inc., which reported sole voting power with respect to 3,256,091 shares.

(6)	As reported on a Schedule 13G filed with the SEC on February 16, 2016 by Steven D. Lebowitz, Deborah P. Lebowitz, The Steven & Deborah Lebowitz Foundation and The Lebowitz Family, LLC. Mr. Lebowitz reported sole voting and sole dispositive power with respect to 2,606,184, and shared voting and shared investment power with Ms. Lebowitz with respect to 1,018,882 shares. Of the 1,018,882 shares, shared voting and dispositive power was also reported by The Steven & Deborah Lebowitz Foundation with respect to 75,000 shares and by The Lebowitz Family, LLC with respect to 241,784 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no additional forms were required for them, we believe that in 2016 our executive officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2018 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 10, 2018. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2018 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to May 23, 2018.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2016, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information in electronic form free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson LLC, a professional proxy solicitation firm, at an estimated cost of $16,500 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson LLC may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CAREER EDUCATION CORPORATION
ATTN: GAIL RAGO 231 N MARTINGALE ROAD SCHAUMBURG, IL 60173	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees		For	Against	Abstain

1A	Dennis H. Chookaszian		☐	☐	☐	The Board of Directors recommends you vote FOR 1 YEAR on proposal 3.		1 year	2 years	3 years	Abstain
1B	Kenda B. Gonzales		☐	☐	☐

3.     To recommend, by non-binding vote, the frequency of executive compensation votes.

The Board of Directors recommends you vote FOR proposal 4.

4.     Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

								☐	☐	☐	☐
1C	Patrick W. Gross		☐	☐	☐				For ☐	Against ☐	Abstain ☐
1D	Gregory L. Jackson		☐	☐	☐
1E	Thomas B. Lally		☐	☐	☐
1F	Todd S. Nelson		☐	☐	☐
1G	Leslie T. Thornton		☐	☐	☐
1H	Richard D. Wang		☐	☐	☐
The Board of Directors recommends you vote FOR proposal 2.			For	Against	Abstain
2.	Advisory Vote to Approve Executive Compensation Paid by the Company to its Named Executive Officers.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAREER EDUCATION CORPORATION
Annual Meeting of Stockholders
May 23, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 23, 2017 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on May 23, 2017, beginning at 9:00 a.m., Central Daylight Saving Time, at the campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2017 Annual Meeting and vote in person, you may call our Investor Relations support team at Alpha IR Group at (312) 445-2870. The undersigned hereby revokes ALL previous proxies given to vote at the 2017 Annual Meeting or at any adjournment or postponement thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR Proposal 2, FOR ONE YEAR on Proposal 3 and FOR Proposal 4. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a - 4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2, 3 and 4 are being proposed by Career Education Corporation.

Continued and to be signed on reverse side